Exhibit 10.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of September 30, 2020, by and among Fat Shark Holdings, LTD., a Cayman Islands Exempted Company (“Holdings” or the “Company”), Fat Shark Tech. LTD., a Cayman Islands Exempted Company (“Trading”), and Fat Shark Technology SEZC, a Cayman Island Special Economic Zone Company (“Tech”), and together with the Company and Holdings, the “Companies”), Greg French, the sole shareholder of Holdings (“Seller”), and Red Cat Holdings, Inc., a Nevada corporation (“Parent”), and FS Acquisition, Corp., a Nevada corporation and wholly-owned subsidiary of Parent (the “Buyer”).

Preliminary Statements

A.	Holdings is the parent company of Tech and Trading.
B.	Trading produces niche first person view (“FPV”) headsets and other products for the drone market segment worldwide.
C.	Tech designs and develops new FPV products as well as provides management services to Holdings and Trading. It is located in the Special Economic Zone of the Cayman Islands jurisdiction.

D.	Seller owns all of the issued and outstanding shares of Holdings which owns all of the issued and outstanding shares of each of Trading and Tech, and Seller desires to sell to Buyer, and Buyer desires to purchase, on the terms and subject to the conditions set forth in this Agreement, all of such shares.

Agreement

NOW, THEREFORE, in consideration of the preliminary statements and the respective mutual covenants, representations and warranties contained in this Agreement, the parties agree as set forth below.

ARTICLE 1

Definitions

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

 “Affiliate” of a specified Person means a Person who (at the time when the determination is to be made) directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or such other relationships as, in fact, constitutes actual control.

“Aggregate Closing Date Working Capital” is defined in Section 2.3(b).

“Agreed Parent Share Price” is defined in Section 2.2(a).

“Agreed Aggregate Working Capital” is defined in Section 5.27.

“Agreement” is defined in the Preamble and includes all exhibits and schedules referred to herein.

“Applicable Laws” means, in relation to any Person or Persons, applicable Securities Laws and all other statutes, regulations, statutory rules, orders, by-laws, codes, ordinances, decrees, the terms and conditions of any grant of approval, permission, authority or license, or any judgment, order, decision, ruling, award, policy or guideline, of any Governmental Entity that are applicable to such person or persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity, having jurisdiction over such person or persons or its or their business, undertaking, property or securities;

“Approved Exchange” means, with respect to the Stock Consideration, any major securities exchange, the NASDAQ or any other exchange or quotation system maintained by OTC Markets or if not available, any quotation system or service providing regularly published securities prices designated by Parent.

“Basket Amount” is defined in Section 7.5(b).

“Buyer” is defined in the Preamble.

“Claim” is defined in Section 7.4(d)(i).

“Closing” is defined in Section 2.1(b).

“Closing Date” means October 30, 2020 or such other closing date as may be mutually agreed to among the parties in writing.

“Closing Date Balance Sheets” is defined in Section 2.3(b).

“Closing Date Working Capital” is defined in Section 2.3(b).

“Closing Shares” is defined in Section 2.2(a)(ii).

“Closing Trial Balance” is defined in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” and “Companies” are defined in the Preamble.

“Contracts” is defined in Section 5.19(a).

“Corporate Minute Books” is defined in Section 5.6.

“Costs” is defined in Section 10.7.

“Disclosure Schedules” is defined in the Article 5.

“Disposition” is defined in Section 6.4(b).

“Disputed Amounts” is defined in Section 2.3(c).

“Dr. Goggle Business” is defined in Section 9.1(l).

“Environmental Laws” means any applicable statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Escrow” means all the Escrow Shares or other funds or property deposited with the Escrow Agent under the Escrow Agreement.

“Escrow Agent” means the escrow agent specified in the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be entered into as of the Closing Date among the Seller, Buyer and the escrow agent, in substantially the form attached as Exhibit A.

“Escrow Shares” is defined in Section 2.2(a)(i).

“Estimated Working Capital” is defined in Section 2.3(a).

“Estimated Working Capital Deficiency Amount” is defined in Section 2.3(a).

“Estimated Working Capital Excess Amount” is defined in Section 2.3(a).

“Estimated Working Capital Statement” is defined in Section 2.3(a).

“Final Working Capital” is defined in Section 2.3(b).

“Final Working Capital Deficiency Amount” is defined in Section 2.3(b).

“Final Working Capital Excess Amount” is defined in Section 2.3(b).

“Financial Statements” is defined in Section 5.9.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Hazardous Materials” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated byphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Laws.

“Holdings” is defined in the Preamble.

“Indemnified Losses” is defined in Section 7.4(a)(i)(A).

“Indemnified Party” is defined in Section 7.4(c).

“Indemnifying Party” is defined in Section 7.4(c).

“Independent Accounting Firm” is defined in Section 2.3(c).

“Initial Leak Out Shares” is defined in Section 6.4(b)

“Intellectual Property” means any or all of the following owned, licensed, used, controlled by or residing in either Company prior to the Closing Date: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights in both published and unpublished works, and all applications, registrations, and renewals in connection therewith; (d) all Know-How; (e) all computer programs and software (including data and source and object codes and related documentation); (f) all other property rights and all licenses and sublicenses granted by or to either Company that relate to any of the foregoing; and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the Internal Revenue Service.

“Know-How” means all trade secrets and confidential business information (including, without limitation, databases, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, plans, drawings, specifications, blueprints, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Lock-Up Period” is defined in Section 6.4(b).

“Knowledge” means, with respect to any representation or warranty or other statement in this Agreement qualified by knowledge, the actual knowledge, information or belief of any party as to the matters that are the subject of such representation, warranty or other statement, or any knowledge, information, or belief that such party should have after a due and diligent investigation. Where reference is made to the knowledge of the Seller or either Company, such reference shall be deemed to include the directors, officers and managerial employees of such Company as well as the Seller, all of whom shall be deemed to have conducted the investigation required by this definition.

“Law” means any applicable law, statute, ordinance, rule, regulation, order, writ, judgment or decree.

“Liabilities” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due).

“Liens” means any liens, claims, charges, rights, pledges, security interests, mortgages, options, title defects or other encumbrances, restrictions or limitations of any nature whatsoever.

“Material Adverse Effect” means any change in or effect on the business of either Company that is, or could reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), prospects or results of operations of such Company.

“Noncompete Period” is defined in Section 6.1(a).

“Parent Common Stock” means the common stock of Parent, par value US$0.001 per share.

“Organizational Documents” means any and all documents pursuant to which an entity is organized and/or operates under the applicable laws of its jurisdiction.

“Permits” is defined in Section 5.15.

“Person” means any natural person, corporation, company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

“Personally Identifiable Information” means any information that alone or in combination with other information held by the Companies, as applicable, can be used to specifically identify a person’s name, street address, telephone number, e-mail address, photograph, social insurance number, driver’s license number, passport number, credit or debit card number or customer or financial account number or any similar information that is treated as “Personally Identifiable Information” under any Applicable Laws.

“Plans” is defined in Section 5.17(c).

“Product Data” means all manufacturing information and data, and all submissions and correspondence with or to any governmental or regulatory authority regarding any Product, all as any of the above may be in the possession or control of either Company or Seller.

“Product Inventory” all inventory owned as of the Closing Date by each Company (including sample inventory) thereof of finished Product or works in progress or materials used in the manufacture of finished Product, whether held at a location or facility of either Company (or of any other Person on behalf of either Company) or in transit to or from either Company.

“Products” is defined in Section 5.24(a).

“Purchase Price” is defined in Section 2.2(a).

“Purchased Assets” is defined in Section 2.5(a).

“Purchased Shares” is defined in Section 5.7.

“Qualified Financing” means a private placement or public offering of debt, equity, or convertible securities in one or more transactions whereby on a cumulative basis on or prior to the three (3) year anniversary of the Closing Date, a minimum of $6.0 million gross proceeds of Parent securities are sold (at which Seller shall have an opportunity to sell up to $1,000,000 of Seller’s Stock Consideration in such offering).

“Real Property” is defined in Section 5.14(a).

“Registration Rights” is defined in Section 6.4(d).

“Regulatory Approvals” means the applications or approvals of the US Federal Aviation Authority (“FAA”) and equivalent foreign agencies or authorities charged with regulating the manufacture, design or operation of unmanned aerial vehicles (“UAV”) without a human pilot, which utilize a ground based controller and a system of communications between the two, generally referred to as drones, and all other Permits required by the FAA or such agencies or authorities to conduct the business as it is currently conducted.

“SEC” is defined in Section 3.9.

“SEC Documents” is defined in Section 3.9.

“Secured Note” is defined in Section 8.6

“Securities Act” means the US Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” is defined in the Preamble.

“Seller’s Percentage” is defined in Section 2.2(b)(iii).

“Serious Adverse Event” means, with respect to any Product, any Adverse Experience that results in any of the following outcomes: death, a life-threatening Adverse Experience, hospitalization, a persistent or significant disability or incapacity, or any other effect that may otherwise jeopardize the business as it is currently conducted or may require intervention to prevent one of the aforementioned outcomes.

“Stock Consideration” is defined in Section 2.2(a)(ii).

“Subsidiary” of any Person means any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of 50% or more, or any Person which may be controlled, directly or indirectly, by such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Tax(es)” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, all gross receipts, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, assets, minimum income, environmental, customs duties, fees, real property, personal property, capital stock, social security obligations or contributions, unemployment, disability, payroll, license, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, or credit or reimbursement in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included, or required to be included, in any Tax Return relating thereto).

“Tax Returns” means all material Federal, state, foreign and local tax reports, returns, information returns, declarations, statements, and other documents relating to Taxes.

“Tech” is defined in the Preamble.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Secured Note and all other documents to be executed and delivered by either party pursuant to or in connection with this Agreement and consummation of the transactions contemplated hereby.

“Transfer Taxes” is defined in Section 6.6(g).

“Trading” is defined in the Preamble.

“VWAP” means the average of the Daily VWAP for the thirty trading days ending on and including the closing date of the Transaction, (such period, the “30 Day VWAP Period”). “Daily VWAP” means, for any trading day, the per share volume-weighted average price of Buyer’s common stock as displayed on Bloomberg, L.P. (or its equivalent successor if such service is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day on the Nasdaq Capital Market or, if unavailable, on the OTC Markets (or if unavailable on either exchange, the Daily VWAP shall be the fair market value of Buyer’s common stock on such date as determined by Buyer’s board of directors in good faith) but not less than $1.00 nor greater than $1.50 per share. The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Working Capital” means current assets of a Company (including without limitation, cash, cash equivalents, accounts receivable, inventory and prepaid expense) less current liabilities of such Company, determined in accordance with GAAP. In addition, the amount of Working Capital shall be reduced by the amount of any losses associated with the wind-down and termination of the Dr. Goggle Business.

“Working Capital Calculations” is defined in Section 2.3(b).

ARTICLE 2

Purchase of Securities; Consideration

2.1      Securities to be Purchased; Closing.

(a)            Subject to the terms and conditions set forth herein, on the Closing Date, Seller shall sell and transfer to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to such Seller’s Seller Percentage of the Purchased Shares of Holdings (which owns all of the issued and outstanding Purchased Shares of Trading and Tech), free and clear of all Liens, which Purchased Shares shall in the aggregate represent all of the issued and outstanding shares of Holdings as of the Closing Date.

(b)           Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Shares contemplated hereby and the transfers and deliveries to be made pursuant to this Agreement shall take place at a closing at the offices of Buyer at 607 Ponce de Leon Avenue, Suite 407, San Juan, Puerto Rico 85251 (the “Closing”) at 12:00 p.m. local time, on the Closing Date, or at such other place as may be agreed to by the parties in writing. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

(c)            At the Closing, the Seller shall deliver or cause to be delivered to Buyer (i) executed share transfer instruments relating to One Hundred Percent (100%) of the Purchased Shares of Holdings, sufficient to convey to Buyer good title to the Purchased Shares of Holdings, free and clear of any and all claims or Liens of any nature whatsoever and together with all accrued benefits and rights attaching thereto, (ii) such other documents as may be specified, or required to satisfy the conditions set forth, in Sections 9.1 and 9.2, and (iii) the Seller shall cause a board meeting of Holdings approving the transfer of the Purchased Shares, the updating of the share register of Holdings, appointment of representatives of Parent to such offices and as directors of Holdings, Tech and Trade as requested by Parent, with such authorizations (banking and otherwise) as required by Parent, and any other ancillary matters.

2.2      Closing Consideration.

(a)            In consideration of the sale, assignment, transfer and delivery of the Purchased Shares by the Seller to Buyer, at the Closing, Parent shall on behalf of Buyer deliver Seven Million Dollars (US$7,000,000), as adjusted in accordance with Section 2.3 below (the “Purchase Price”) payable Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000) in shares of Parent Common Stock (the “Stock Consideration”) at an agreed upon value based upon the VWAP (the “Agreed Parent Share Price”), a senior secured promissory note of Holdings (the “Secured Note”) in the amount of One Million Dollars ($1,000,000), secured by the assets of Holdings (subject to adjustment as provided in section 2.3(c) for the amount of working capital balance, if any, on the Closing Date) (the “Final Working Capital”) and Two Hundred Fifty Thousand Dollars ($250,000) cash (the “Cash Purchase Amount”, and together with the Stock Consideration and Secured Note, the “Purchase Price”) to the Seller as follows:

(i)           delivery to the Seller of an aggregate of (A) the Stock Consideration less the Escrow Shares minus (B) the number of shares equal to the Estimated Working Capital Deficiency Amount divided by the Agreed Parent Share Price (the “Closing Shares”); (C) the Secured Note plus (D) the value equal to the Estimated Working Capital Excess Amount and (E) the Cash Purchase Amount; and

(ii)           delivery to the Escrow Agent of Fifteen (15%) percent of the Stock Consideration (the “Escrow Shares”).

(b)           One Hundred (100%) Percent (the “Seller Percentage”) of the Closing Shares and the Escrow Shares (upon release under the terms of the Escrow Agreement) shall be distributed to Seller.

(c)            In the event of a Qualified Financing, twenty-five (25%) percent of the net proceeds thereof shall be applied to repayment of principal and interest due under the Secured Note unless Seller shall have previously sold at least one-million ($1,000,000) of Stock Consideration on or prior to the date of closing of the Qualified Financing.

2.3      Post Closing Audit; Purchase Price Adjustment; Dispute.

(a)            No more than ten and no later than three days prior to the Closing Date, the Seller shall cause each Company to prepare and deliver to Parent and the Buyer (i) an unaudited preliminary balance sheet of such Company as of the Closing Date and a preliminary unaudited profit and loss statement for the period ending on the Closing Date, in accordance GAAP (collectively, the “Closing Trial Balance”), (ii) a statement (the “Estimated Working Capital Statement”) setting forth the Seller’s reasonable and good faith estimate of the Closing Date Working Capital and the components and calculations thereof in reasonable detail, by reference to the foregoing Closing Trial Balance and (iii) a statement setting forth the calculation of the amount by which the estimated Closing Date Working Capital as shown on the Estimated Working Capital Statement (the “Estimated Working Capital”) either exceeds the Agreed Aggregate Working Capital (such amount, the “Estimated Working Capital Excess Amount”) or is less than the Agreed Aggregate Working Capital (such amount, the “Estimated Working Capital Deficiency Amount”).

(b)           Within sixty (60) days after the Closing Date or as soon thereafter as is reasonably practical using commercially reasonable efforts, Buyer will prepare and deliver to the Seller (i) closing balance sheets (the “Closing Date Balance Sheets”) of each of the Companies on a consolidated basis, as of the Closing Date, in accordance with GAAP, (ii) the calculations (the “Working Capital Calculations”) of the Working Capital of each of the Companies as of the Closing Date (the “Closing Date Working Capital”), and (iii) a statement setting forth the calculation of the amount by which the aggregate Closing Date Working Capital of both Companies added together (the “Aggregate Closing Date Working Capital”) as set forth in the Working Capital Calculations or, if disputed, as finally determined pursuant to Section 2.3(c) (the “Final Working Capital”) either exceeds the Agreed Aggregate Working Capital (such amount, the “Final Working Capital Excess Amount”) or is less than the Agreed Aggregate Working Capital (such amount, the “Final Working Capital Deficiency Amount”). The Seller shall have the right, at their expense, to have a certified public accountant audit the Closing Date Balance Sheets and the calculations of the Closing Date Working Capital within ten (10) days of the Seller’s receipt thereof.

(c)            If there was an Estimated Working Capital Excess Amount and there is a Final Working Capital Deficiency Amount, the aggregate Purchase Price shall be adjusted downward dollar-for-dollar in the amount of the sum of the Final Working Capital Deficiency, first applied to the Secured Note Amount and any additional amount applied as a reduction in the Cash Purchase Amount and any additional amount applied thereafter as a reduction in the Stock Consideration. If there was an Estimated Working Capital Deficiency Amount and there is a Final Working Capital Deficiency Amount, then the aggregate Purchase Price shall be adjusted downward dollar-for-dollar in the amount of the sum of the Final Working Capital Deficiency less any prior amounts already paid to Parent based on the Estimated Working Capital Deficiency Amount, first applied to the Secured Note Amount and any additional amount applied as a reduction in the Cash Purchase Amount and any additional amount applied thereafter as a reduction in the Stock Consideration. If there was an Estimated Working Capital Deficiency Amount and there is a Final Working Capital Excess Amount, the principal amount of Secured Note (and aggregate Purchase Price) shall be adjusted upward dollar-for-dollar in the amount of the sum of the Final Working Capital Excess plus any prior amounts already paid to the Parent Based on the Estimated Working Capital Deficiency Amount. If there was an Estimated Working Capital Excess Amount and there is a Final Working Capital Excess Amount, then the principal amount of Secured Note (and aggregate Purchase Price) shall be adjusted upward dollar-for-dollar in the amount of the sum of the Final Working Capital Excess. Any payments to be made by the Seller to Parent shall be satisfied from Escrow pursuant to Section 2.4. Any payments to be made by Parent on behalf of Buyer to the Seller shall be made by a combination of wire transfer of immediately available funds (in U.S. Dollars) and by increasing the value of the Secured Note, at Parent’s sole discretion. The Secured Note shall mature on the three (3) year anniversary of the date of issuance and shall bear interest at a rate of three (3%) percent per annum.

(d)           If the Seller disputes the Closing Date Balance Sheets or the Closing Date Working Capital as set forth in the Working Capital Calculations, then, within the ten (10) day period referred to in paragraph (b) above, the Seller shall give Buyer a detailed written statement identifying all disputed items (collectively, the “Disputed Amounts”). Buyer and the Seller shall use reasonable efforts to resolve any such dispute. If Buyer and the Seller are unable to finally resolve such dispute within ten (10) days after Buyer’s receipt of the Seller’ statement of Disputed Amounts, then the dispute shall be resolved by a US national independent certified public accounting firm that is reasonably acceptable to Buyer and the Seller (the “Independent Accounting Firm”) considering recent past, current and anticipated future engagements. Buyer and the Seller shall retain the Independent Accounting Firm within ten (10) days of the end of the ten (10) day period for Buyer and the Seller to resolve their dispute. The determination of the Independent Accounting Firm shall be made as promptly as practicable and shall be final and binding on Buyer and the Seller. The fees and expenses of the Independent Accounting Firm shall be allocated between Buyer and the Seller so that the Seller’s aggregate share of such fees and expenses bears the same proportion to the total amount of such fees and expenses as the Disputed Amounts unsuccessfully contested by the Seller bears to the total of the Disputed Amounts submitted to the Independent Accounting Firm.

2.4      Escrow Shares.

(a)            The Escrow shall provide security of the Seller’s payments to Buyer of all amounts due as a result of (i) the indemnification obligations in Article 7, (ii) any Purchase Price adjustments pursuant to Section 2.3, including without limitation monies due to Buyer due to a Final Working Capital Deficiency, and (iii) any other claims or expenses arising under this Agreement.

(b)           Any Claim against the Escrow must be made within eighteen (18) months following Closing.

(c)            Amounts to be satisfied from the Escrow pursuant to Section 2.4(a) will be satisfied by the cancellation of Escrow Shares having a value equal to the amount to be satisfied pursuant to Section 2.4(a), with such Escrow Shares valued at the lower of (i) the Agreed Parent Share Price and (ii) the closing price of such shares on the Approved Exchange on the date on which a final determination is made by the Escrow Agent with respect to a claim under Section 2.4(a) to cancel such shares in accordance with this Section 2.4 and the terms of the Escrow Agreement.

(d)           Except to the extent of the limitations provide in Section 7.5, the Seller’s liability to Buyer for amounts due as a result of (i) the indemnification obligations in Article 7, (ii) any Purchase Price adjustments pursuant to Section 2.3, including without limitation monies due to Buyer due to a Final Working Capital Deficiency, and (iii) any other claims or expenses arising under this Agreement, shall not be limited to amounts or assets in the Escrow.

ARTICLE 3

Representations and Warranties regarding Buyer and Parent

In order to induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Parent make the representations and warranties set forth below to Seller on the date hereof, except as set forth in the filings and reports of Parent made with the Securities and Exchange Commission (the “Parent SEC Documents”) if reasonably apparent that any event, item or occurrence disclosed in such Parent SEC Documents is an event, item or occurrence that relates to a matter covered by any representation or warranty set forth in this Article 3) or in a Disclosure Schedule delivered by the Parent to the Seller (the “Parent Disclosure Schedule”).

3.1      Organization. Buyer is a corporation duly organized and validly existing under the laws of the State of Nevada. Parent is a corporation duly organized and validly existing under the laws of the State of Nevada.

3.2      Authorization; Enforceability. Each of Buyer and Parent has all requisite right, power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by each of Buyer and Parent and the consummation by Buyer and Parent of the transactions contemplated thereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by each of Buyer and Parent, and constitutes the legal, valid and binding obligation of Buyer and Parent, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law.

3.3      No Consent, Violation or Conflict. The execution and delivery of the Transaction Documents by Buyer, the consummation by each of Buyer and Parent of the transactions contemplated thereby, and compliance by each with the provisions hereof: (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of ‘such party’s Organizational Documents; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, any instrument or agreement to which Buyer or Parent is a party or by which Buyer, Parent or their respective properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing Date or any breaches or defaults which would not affect Buyer’s and Parent’s ability to consummate the transactions contemplated thereby.

3.4      Brokers. Neither Buyer nor Parent has employed any financial advisor, broker or finder and each has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement, which would be payable by the Seller.

3.5      Consent of Governmental Authorities. Each of Buyer and Parent has obtained, or will have obtained prior to the Closing, all necessary authorizations and no further consent, approval or authorization of, or registration, qualification or filing with any governmental or regulatory authority, or any other Person, is required to be made or obtained by Buyer or Parent in connection with the execution and delivery of the Transaction Documents by each of Buyer and Parent, or the consummation by Buyer and Parent of the transactions contemplated thereby.

3.6      Legal Proceedings. There is no action, claim, dispute, suit, investigation or proceeding pending or, to Buyer’s and Parent’s Knowledge, threatened against either Buyer or Parent or any of their respective properties or rights, nor any judgment, order, injunction or decree before any court, arbitrator or administrative or governmental body which might adversely affect or restrict the ability of Buyer or Parent to consummate the transactions contemplated by the Transaction Documents, or to perform its obligations thereunder.

3.7           Knowledge. Each of Buyer and Parent has sufficient knowledge, experience and sophistication in business matters, and is capable of evaluating the merits and risks of its purchase of the Purchased Shares and of making an informed investment decision with respect thereto. Buyer and Parent further confirm that the Closing shall indicate that each of Buyer and Parent and their advisors were given the opportunity to examine the financial and business situation of each Company, and to ask questions and receive answers from the management of each Company.

3.8           Validity of Stock Consideration. When issued and delivered in accordance with this Agreement, the Stock Consideration shall be (a) duly and validly authorized, issued and outstanding, fully paid and non-assessable and (b) free and clear of any Liens, except as provided in the escrow provisions specified in this Agreement and the lock-up provisions specified in Section 6.4.

3.9           SEC Documents and Compliance. Since September 1, 2019, Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission (“SEC”), pursuant to the reporting requirements of all applicable federal and securities laws (all of the foregoing that were scheduled to be filed prior to the Closing Date, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, are hereinafter referred to as the “SEC Documents”). The SEC Documents comply in all material respects with the requirements of all applicable federal securities laws, rules and regulations. The SEC Documents do not contain any untrue statement of a material fact of omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 4

Representations and Warranties regarding the Seller

In order to induce Buyer and Parent to enter into this Agreement and to consummate the transactions contemplated hereby, Seller makes the representations and warranties set forth below to Buyer and Parent as of the date hereof.

4.1      Authorization; Enforceability. Seller has all requisite right, power and capacity to execute and deliver the Transaction Documents to which it is a party and consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents to which it is a party by Seller and the consummation by Seller of the transactions contemplated thereby have been duly authorized by all requisite action. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligations of such party, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law.

4.2      No Consent, Violation or Conflict. The execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby, and compliance by Seller with the provisions hereof, (a) do not and will not violate or, if applicable, conflict with any provision of Law and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of Seller pursuant to any instrument or agreement to which such Seller is a party or by which Seller’s properties may be bound or affected.

4.3      Consent of Governmental Authorities. Seller has obtained all necessary authorizations and no further consent, approval or authorization of, or registration, qualification or filing, with any governmental or regulatory authority, or any other Person, is required to be made or obtained by Seller in connection with the execution and delivery of the Transaction Documents to which it is a party by Seller or the consummation by Seller of the transactions contemplated thereby.

4.4      Brokers. Seller has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement, which would be payable by Buyer or either Company after the Closing Date.

4.5      Capitalization. Seller is and will immediately prior to the Closing be the legal, record and beneficial owner of Seller’s Seller Percentage of the Purchased Shares, and such Purchased Shares is and will immediately prior to the Closing be owned free and clear of any Liens whatsoever, including, without limitation, claims or rights under any voting trust agreements, proxies, shareholder agreements or other agreements. At the Closing, Seller will transfer and convey and Buyer will acquire good and valid title to the Purchased Shares free and clear of all Liens. No written or oral agreement or understanding with respect to the disposition of Seller’s Purchased Shares or any rights therein, other than this Agreement, exists.

4.6      Rights, Warrants, Options. Other than this Agreement, there are no options, warrants or other rights, arrangements or commitments of any character to which Seller is a party or by which Seller is bound relating to the Purchased Shares or obligating Seller to sell any shares, or other equity interests in, any Company.

ARTICLE 5

Representations and Warranties of regarding the COMPANIES

In order to induce Buyer and Parent to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller and the Companies, jointly and severally, make the representations and warranties set forth below to Buyer and Parent as of the date hereof, except as otherwise noted herein or as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”). All information set forth in the Disclosures Schedules shall clearly identify the specific Company or Companies to which it applies.

5.1      Organization. Each Company is a corporation duly organized and validly existing under the laws of the Cayman Islands. Each Company is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned or operated by it or the nature of its business makes such qualification or licensing necessary. Each Company has all requisite right, power and authority to (a) own and operate its properties, (b) conduct its business as presently conducted in accordance with local business practices and (c) engage in and consummate the transactions contemplated hereby. Each Company is not in default under its Organizational Documents.

5.2      Authorization; Enforceability. Each Company has all requisite right, power and authority to execute and deliver the Transaction Documents to which it is a party and consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents to which it is a party by each Company and the consummation by each Company of the transactions contemplated thereby have been duly authorized by all requisite corporate or other action. This Agreement has been duly executed and delivered by each Company and constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity, whether considered in a proceeding in equity or at law.

5.3      No Consent, Violation or Conflict. With respect to each Company, the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby, and compliance by each Company with the provisions hereof, (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of such Company’s Organizational Documents, and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Company pursuant to any instrument or agreement to which such Company is a party or by which such Company’s properties may be bound or affected.

5.4      Consent of Governmental Authorities. Each Company has obtained all necessary authorizations and no further consent, approval or authorization of, or registration, qualification or filing, with any governmental or regulatory authority, or any other Person, is required to be made or obtained by such Company in connection with the execution and delivery of the Transaction Documents by such Company to which it is a party or the consummation by the Companies of the transactions contemplated thereby.

5.5      Brokers. No Company has incurred or will incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement, which would be payable by Buyer or such Company after the Closing Date.

5.6      Organizational Documents and Corporate Records. A true and complete copy of the Organizational Documents of each Company, as amended, will be delivered to Buyer on the Closing Date. The minute book of each Company (the “Corporate Minute Books”) will also be delivered to Buyer on the Closing Date. Such Corporate Minute Books contain complete and accurate records of all meetings and other corporate actions of the board of directors and/or the shareholders of each Company from the date of its incorporation to the date hereof. All matters requiring the authorization or approval of the board of directors and/or the shareholders of each Company have been duly and validly authorized and approved by them.

5.7      Capitalization. The authorized share capital of Holdings is US$50,000.00 consisting of 700,000 Series A Preferred Shares of a nominal or par value of US$0.05 each and 300,000 Common Shares of a nominal or par value of US$0.05 each. All 700,000 Series A Preferred Shares of Holdings are in issue and outstanding and no Common Shares of Holdings are in issue or outstanding.

As of the date hereof the authorized share capital of Trading is US$50,000.00 consisting of 50,000 shares of US$1.00 each. 100 shares of Trading are issued and outstanding as of the date hereof in the name of Holdings.

As of the date hereof the authorized share capital of Tech is US$50,000.00 consisting of 50,000 shares of US$1.00 each. 100 shares of Tech are issued and outstanding as of the date hereof in the name of Holdings (together, for Holdings, Trading and Tech, the “Purchased Shares”).

All of the Purchased Shares, including all Purchased Shares issued prior to the Closing Date has been and will be duly authorized and are and will be validly issued, fully paid and nonassessable. The Seller is and immediately prior to the Closing will, directly or indirectly, be the legal, record and beneficial owners of One Hundred Percent (100%) of the Purchased Shares, and such Purchased Shares is and immediately prior to the Closing will be owned free and clear of any Liens whatsoever, including, without limitation, claims or rights under any voting trust agreements, shareholder agreements or other agreements. The Purchased Shares represents One Hundred Percent (100%) of the issued and outstanding shares of each Company, directly with respect to Holdings and indirectly with respect to Trading and Tech. Each Company has no investment or equity interest in any other Person. None of the Purchased Shares was or will be issued in violation of any law, preemptive right, right of first refusal or similar agreement. No written or oral agreement or understanding with respect to the disposition of the Purchased Shares or any rights therein, other than this Agreement, exists.

5.8      Rights, Warrants, Options. There are no options, warrants or other rights, arrangements or commitments of any character to which either Company is a party or by which either Company is bound relating to the issued or unissued shares of such Company or obligating such Company to issue or sell any shares, or other equity interests in, such Company. There are no outstanding obligations of either Company to redeem or otherwise acquire any of the Purchased Shares and there are no outstanding contractual obligations of either Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.9      Financial Statements. Schedule 5.9 includes a true and complete copy of the unaudited balance sheet of each Company as of December 31, 2018 and 2019, and the unaudited consolidated profit and loss statement, statement of cash flow and statement of changes in shareholders’ equity of each Company for the period ending on such dates, certified by such Company’s chief executive officer (collectively, the “Financial Statements”). The Financial Statements: (a) have been prepared in accordance with the books of account and records of each Company; (b) fairly present, and are true, correct and complete statements in all material respects of the consolidated financial condition of each Company and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with GAAP consistently applied with prior periods. In addition, Schedule 5.9 includes the Financial Statements delivered in accordance with GAAP. The Closing Trial Balance will (a) be prepared in accordance with the books of account and records of each Company and delivered on an estimated basis in accordance with GAAP and (b) fairly present, and are true, correct and complete statements in all material respects of the consolidated financial condition of each Company as the Closing Date.

5.10   Absence of Undisclosed Liabilities. As of the Closing Date, each Company has no debts, claims, Liabilities, commitments or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, other than as provided for in this Agreement or disclosed and accrued for or reserved against in the Financial Statements or in the Closing Trial Balance. There is no basis for assertion against either Company of any such debt, claim, Liability, commitment, obligation or loss. For the avoidance of doubt, the Seller acknowledges that Buyer is not assuming any such debts, claims, Liabilities, commitments, obligations or losses not disclosed and accrued for or reserved against in the Closing Trial Balance, and Buyer will be indemnified for such pursuant to Section 7.4.

5.11   Compliance with Laws.

(a)            Each Company is in compliance with all Laws applicable to it or its properties or has made all necessary filings to be in compliance with all such Laws, including, without limitation, those relating to (i) the development, testing, manufacture, packaging and labeling of products, (ii) employment, occupational safety and employee health, (iii) building, zoning and land use; and (iv) the Foreign Corrupt Practices Act and all applicable anti-bribery, anti-kickback and related laws and regulations. No Company has received notification from any governmental or regulatory authority asserting that it is not in compliance with or has violated any of the Laws which such governmental or regulatory authority enforces, or threatening to revoke any authorization, consent, approval, franchise, license, or permit, and each Company is not subject to any agreement or consent decree with any governmental or regulatory authority arising out of previously asserted violations.

(b)           Each Company has at all times been in compliance with all legal requirements applicable to it, relating to export control, trade embargoes, and anti-boycott prohibitions. No product sold or services provided by any Company during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of any country subject to the restricted list of the Office of Foreign Assets Control Regulations (OFAC), or International Traffic In Arms Regulations (ITAE), or similar restrictions of the United States, including Cuba, Iraq, Iran, Libya or North Korea or customers in such countries.

5.12   Legal Proceedings. (a) No Company is a party to any pending or threatened legal, administrative or other proceeding, arbitration, mediation, out-of-court settlement negotiation or investigation, and (b) no Person who is or was within the last five years a director or officer of either Company is a party to any pending, or threatened, legal, administrative or other proceeding, arbitration, mediation, out-of-court settlement negotiation or investigation in their capacity as directors or officers of such Company, which adversely affects such Company. No Company is subject to any order, writ, injunction, decree or other judgment of any court. No Company is subject to any decree or other similar judgment of any governmental authority. There are no suits or proceedings pending or threatened before any court or by or before any governmental or regulatory authority, commission, or agency or public regulatory body against Seller which, if adversely determined, would interfere with Seller’s ability to consummate the transactions contemplated hereby.

5.13   Title to and Condition of Personal Property.

(a)            Each Company has and will have good and marketable title or leasehold interest to each item of equipment and other personal property worth more than $10,000 included as an asset in the Closing Trial Balance and/or used in connection with the operation of its business.

(b)           The buildings, structures, appurtenances, leasehold improvements, equipment, machinery, rolling stock and other tangible property owned or used by each Company (i) are not, and as of the Closing Date, will not be in need of substantial maintenance or repairs (except for ordinary or routine maintenance or repairs), (ii) are, and as of the Closing Date will be, free of structural or non-structural defects, and (iii) have access to adequate water, sewer, gas, telephone and electric utilities which are in good working order; in each instance as is sufficient to conduct the business of such Company as currently conducted.

(c)            Each item of equipment, personal property and asset of each Company, included as an asset in the Closing Trial Balance and/or used in connection with the operation of its business shall remain with such Company. The parties agree that Schedule 5.13(c) sets forth the full and complete list of all assets owned by each Company as of the Closing Date. Except as set forth on such Schedule 5.13(c), none of the items of equipment, personal property and assets included therein was imported under a temporary import or similar regulatory regime that would restrict the transfer, or would cause either Company to owe additional Taxes as a result of the transfer, of such property.

5.14   Real Property.

(a)            Schedule 5.14(a) sets forth the street address of each parcel of real property leased by each Company (the “Real Property”). Buyer has been delivered true and complete copies of all of the lease agreements relating to the Real Property. Each Company enjoys peaceful and undisturbed possession of the Real Property.

(b)           No Company owns any real property.

(c)            All construction and improvements made on the Real Property are, as of the Closing Date, not in need of substantial repairs except for ordinary or routine maintenance or repairs.

(d)           Tech is exempted from Customs Import Duties and impositions and operates in the Special Economic Zone pursuant to the Special Economic Zones Law of the Caymans Island under Identification No. 101259659, which is in full force and effect. There is no action or proceeding by any governmental or regulatory authority pending or, to the Knowledge of Tech, threatened seeking the revoke or suspend the exemption from Customs import duties and impositions.

5.15   Governmental Authorizations. Each Company has all authorizations, consents, approvals, franchises, licenses and permits required under applicable Law for the ownership of such Company’s properties and operation of its business as presently operated (the “Permits”). No suspension, nonrenewal or cancellation of any of the Permits is pending or, to any Seller’s Knowledge, threatened, and there is no reasonable basis therefor. Neither Company is in conflict with, or in default or violation of any Permits.

5.16   Compliance with Environmental Laws. Each Company is in compliance with all applicable Environmental Laws. Except as set forth in Schedule 5.16, there have been no governmental claims, citations, notices of violation, judgments, decrees or orders issued against either Company for impairment or damage, injury or adverse effect to the environment or public health and there have been no private complaints with respect to any such matters. There is no condition relating to any properties of either Company that would require any type of remediation, clean-up, response or other action under applicable Environmental Laws and each Company has complied with Environmental Laws in the generation, treatment, storage and disposal of toxic and hazardous substances, as defined under any applicable Environmental Laws.

5.17   Employment Matters.

(a)        There are no employment, consulting, severance or indemnification arrangements, arrangements which contain change of control provisions, agreements, or understandings between either Company and any officer, director, consultant or employee. Schedule 5.17(a) contains the names, job descriptions and annual salary rates and other compensation of all officers, directors, employees and consultants of each Company (including compensation paid or payable by such Company under the Plans (as hereafter defined)), and a list of all employee policies (written or otherwise), employee manuals or other written statements of rules or policies concerning employment, including working conditions, vacation and sick leave, a complete copy of each of which (or a description, if unwritten) has been delivered to Buyer.

(b)       Each Company has complied with all applicable employment Laws, including payroll and related obligations, benefits, and social security, and does not have any obligation in respect of any amount due to employees of such Company or government agencies, other than normal salary, other fringe benefits and contributions accrued but not payable on the date hereof.

(c)       Schedule 5.17(c) sets forth a complete list of all pension, retirement, share purchase, share bonus, share ownership, share option, profit sharing, savings, medical, disability, hospitalization, insurance, deferred compensation, bonus, incentive, welfare or any other material employee benefit plan, policy, agreement, commitment, arrangement or practice currently or previously maintained by each Company for any of its directors, officers, consultants, employees or former employees (the “Plans”).

Without limiting the generality of Section 5.11, each Plan has been administered in accordance with its terms and applicable Law. With respect to the Plans, (i) no event has occurred and there exists no condition, facts or circumstances, which could give rise to any liability of either Company under the terms of such Plans or any applicable Law, (ii) each Company has paid or accrued all amounts required under applicable Law and any Plan to be paid as a contribution to each Plan through the date hereof, (iii) each Company has set aside adequate reserves to meet contributions which are not yet due under any Plan, (iv) the fair market value of the assets of each funded Plan, the liability of each insurer for any Plan funded through insurance or the book reserve established for any Plan, together with accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Plan according to the actuarial assumptions and valuations most recently used to determine employee contributions to such Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (v) each Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

On or after the date hereof, no Plan has been, or will be, (i) terminated, (ii) amended in any manner which would directly or indirectly increase the benefits accrued, or which may be accrued, by any participant thereunder or (iii) amended in any manner which would materially increase the cost to either Company or Buyer of maintaining such Plan. No Plan provides retiree medical or retiree insurance benefits to any Person. Except as disclosed or noted in the Financial Statements, there are no amounts due or owing to any employee of either Company for any accrued salary, remuneration, compensation and/or benefit, including, without limitation, amounts due for accrued vacation, sick leave or commissions.

5.18   Labor Relations. There is no strike or dispute pending or threatened involving any employees of either Company. None of the employees of either Company is a member of any labor union and neither Company is a party to, otherwise bound by, or threatened with any labor or collective bargaining agreement. None of the employees of either Company are known to be engaged in organizing any labor union or other employee group that is seeking recognition as a bargaining unit. Without limiting the generality of Section 5.11, (a) no unfair labor practice complaints are pending or threatened against either Company, and (b) no Person has made any claim, and there is no basis for any claim, against either Company under any statute, regulation or ordinance relating to employees or employment practices, including without limitation those relating to age, sex and racial discrimination, conditions of employment, and wages and hours.

5.19   Contracts.

(a)            Schedule 5.19 sets forth a list of all material written agreements, arrangements or commitments to which each Company is a party or by which any of its assets is bound or affected (all such contracts, agreements, arrangements or commitments as are required to be set forth on Schedule 5.19 being referred to herein collectively as the “Contracts”), including, without limitation with respect to each Company:

(b)           each partnership, joint venture or similar agreement of such Company with another Person;

(c)            each contract or agreement under which such Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness of more than US$25,000 in principal amount or under which such Company has imposed (or may impose) a Lien on any of its assets, whether tangible or intangible securing indebtedness in excess of US$25,000;

(d)           each contract or agreement which involves an aggregate payment or commitment per contract or agreement on the part of such Company of more than US$25,000 per year;

(e)            each contract or agreement which involves or contributes to such Company, aggregate annual remuneration which exceeds 5% of such Company’s consolidated annual net revenues for the twelve months ended December 31, 2018 and 2019;

(f)            all leases and subleases from any third person to such Company, in each case requiring annual lease payments in excess of US$25,000;

(g)           each contract or agreement to which such Company or any of its Affiliates is a party limiting the right of such Company (i) to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by such Company or (ii) to solicit any customer or client;

(h)           fire, casualty, liability, title, worker’s compensation and all other insurance policies and binders maintained by such Company;

(i)             all collective bargaining or other labor union contracts or agreements to which such Company is a party or applicable to persons employed by such Company;

(j)             all licenses, licensing agreements and other agreements providing in whole or part for the use of any Intellectual Property of such Company; and

(k)           all other contracts or agreements which individually or in the aggregate are material to such Company or the conduct of its business, other than those which are terminable upon no more than 30 days’ notice by such Company without penalty or other adverse consequence.

Schedule 5.19 further identifies each of the Contracts which contain anti-assignment, change of control or notice of assignment provisions. The Contracts are each in full force and effect and are the valid and legally binding obligations of each Company which is a party thereto and are valid and binding obligations of the other parties thereto. To the Knowledge of the Seller and the Companies, no Company is a party to, nor is its business or any of its assets bound by, any oral agreement. No Company is in default under its Organizational Documents or in default under any Contract to which it is a party, and no event has occurred which with the giving of notice or lapse of time or both would constitute such a default.

5.20   Tax Matters. Except as set forth on Schedule 5.20:

(a)            All Tax Returns required to be filed on or before the Closing Date by or with respect to the Companies and their Subsidiaries have (or by the Closing Date will have) been duly filed or the time for filing such Tax Returns shall have been validly extended to a date after the Closing Date.  Except for Taxes reflected or reserved against in the Financial Statements, the Companies and their Subsidiaries have paid all Taxes due and with respect to Taxes not yet due, all such Taxes not yet paid have been appropriately reserved against in accordance with GAAP. Neither the Companies nor their Subsidiaries is subject to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for federal income tax purposes.  Neither the Companies nor their Subsidiaries is a party to any tax sharing agreement.

(b)           As of the date hereof, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of the Companies or their Subsidiaries, and no power of attorney with respect to any such Taxes, has been executed or filed with the IRS or any other taxing authority that remains in force.

(c)            During the last 5 years there has been no and as of the date hereof there are no presently pending audits or other administrative proceedings or court proceedings with respect to any Taxes of the Companies or their Subsidiaries.  No claim has ever been made by a governmental entity in a jurisdiction where a Company does not file a Tax Return that any of the Companies is or may be subject to taxation by that jurisdiction.

(d)           All Taxes required to be withheld by the Companies or their Subsidiaries have been duly and timely withheld, and such withheld Taxes have been duly and timely paid to the appropriate governmental entity.

(e)            There are no Tax liens upon the assets of the Companies or their Subsidiaries except liens for Taxes not yet due and payable.

(f)            The Companies and the Subsidiaries do not have any potential liability for Tax.

5.21   Guaranties. No Company is a party to any guaranty, and no Person is a party to any guaranty for the benefit of either Company.

5.22   Insurance. Set forth on Schedule 5.22 is a list of all insurance policies providing insurance coverage of any nature to each Company. Each Company has previously delivered to Buyer a true and complete copy of all of such insurance policies as amended. Such policies are sufficient for the compliance by each Company with all requirements of Law and all Contracts. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and each Company has complied with all terms and conditions of such policies, including the payment of premium payments. None of the insurance carriers has indicated to any Company an intention to cancel any such policy. No Company has any claim pending or anticipated against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.

5.23   Inventories. The inventories of each Company shown on the balance sheets included in the Financial Statements and the inventories of each Company as of the Closing Date are stated and will be stated at not more than the lower of cost (on a first-in first-out basis) or market, and are fit for their particular use, do not and will not include any items below standard quality, defective, damaged or spoiled, obsolete or of a quality or quantity not usable or salable in the ordinary course of the business of each Company as currently conducted or any items whose expiration date has passed or will pass within twelve months of the date hereof and of Closing (which, with respect to items which do not have an expiration date, shall in any event not include quantities of items not usable or salable within twelve months from the date hereof), the value of which has not been fully written down or reserved against in the Financial Statements. Each Company has and will continue to have adequate quantities and types of inventory to enable it to conduct its business consistent with past practices and anticipated operations. Schedule 5.23 sets forth a list of all of each Company’s inventory as of the Closing Date.

5.24   Regulatory Compliance.

(a)            Each Company is in compliance with all applicable Laws, rules, regulations, and policies administered or enforced by the U.S. FAA, any state or municipality and similar agencies in which such Company’s products or services are offered or sold, and any other governmental entity that regulates the development of UAV or educational products in any jurisdiction, including, without limitation, relating to state or federal anti-kickback sales and marketing practices, insurance and bonding, advertising and promotion, pre- and post-marketing reporting, and all other pre- and post-marketing reporting requirements, as applicable.

(b)           Schedule 5.24(b) lists each product developed, manufactured, licensed, distributed or sold by each Company (collectively, the “Products”). Each Product manufactured by or on behalf of each Company has been manufactured in accordance with (i) the product registration applicable to such Product, (ii) the specifications under which the Product is normally and has normally been manufactured, (iii) the applicable provisions of current “CE” or “UL” good manufacturing practices or other governmental authority and (iv) without limiting the generality of Section 5.11, the provisions of all applicable Laws.

(c)            Each Company has obtained all registrations or submissions required for the Products and all amendments and supplements thereto, and all other Permits required by the FAA to conduct the business as it is currently conducted (the “Regulatory Approvals”). All of the Regulatory Approvals have been duly and validly issued and are in full force and effect, and each Company is in compliance with each such permit held by or issued to it. Except as listed on Schedule 5.24(c), each Company is the sole and exclusive owner of the Regulatory Approvals and holds all right, title and interest in and to all such Regulatory Approvals. Neither Company has granted any third party any right or license to use, access or reference any of the Regulatory Approvals, including without limitation, any of the know-how contained in any of the Regulatory Approvals or rights (including any regulatory exclusivities) associated with each such Regulatory Approvals.

(d)           There is no action or proceeding by any governmental or regulatory authority pending or, to the Knowledge of each Company, Seller or any of their Affiliates, threatened seeking the recall of any of the Products or the revocation or suspension of any Regulatory Approval. Each Company has made available to Buyer complete and correct copies of all Regulatory Approvals. In addition, (i) each Company has made available to Buyer a complete and correct copy of the Product Data; (ii) to the Knowledge of the Companies and the Seller, all laws and regulations applicable to the preparation and submission of the Regulatory Approvals to the relevant regulatory authorities have been complied with; (iii) to the Knowledge of the Companies and the Seller, each Company has filed with the relevant regulatory authorities all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to the Regulatory Approvals.

(e)            There exist no set of facts: (i) which could furnish a basis for the recall, withdrawal or suspension of any product registration, product license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any domestic or foreign governmental or regulatory authority with respect to either Company or any of the Products; or (ii) which could furnish a basis for the recall, withdrawal or suspension of any Product from the market, the termination or suspension of any testing of any Product, or the change in marketing classification of any Product.

(f)            Except as set forth in Schedule 5.24(h), all Products which have been sold through either Company have been merchantable and free from defects in material or workmanship for the term of any applicable warranties and under the conditions of any express or implied specifications and warranties arising under Law and as set forth in the specific order. Except as disclosed in Schedule 5.24(h) hereto, neither Company has received any claims based on alleged failure to meet the specifications or breach of product warranty arising from any applicable manufacture or sale of their Products.

(g)           As of the Closing Date, all Product Inventory will conform to the specifications therefor contained in the Regulatory Approvals and to the Regulatory Approvals and with the requirements of all applicable governmental or regulatory authorities, and is capable of maintaining such until the expiration date therefor.

(h)           Each Company is and has been in compliance with all Laws requiring the maintenance or submission of reports or records under requirements administered by the FAA or any other governmental authority. No Company, nor any of their respective employees or agents, have made an untrue or fraudulent statement to the FAA or any other applicable governmental authorities, or in any records and documentation prepared or maintained to comply with the applicable Laws, or failed to disclose a fact required to be disclosed to the FAA or any other similar governmental authorities.

(i)             No Company nor Seller has been convicted of any crime or engaged in any conduct that could result or resulted in debarment, exclusion or disqualification by the FAA or any other governmental authority and there are no proceedings pending or, to the Knowledge of either Company or Seller, threatened that reasonably might be expected to result in criminal or civil liability or debarment, exclusion or disqualification by the FAA or any other governmental authority. No Company has received written notice of or been subject to any other enforcement action involving the FAA or any other governmental authorities, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to any Company’s or Seller’s Knowledge, threatened in writing against any Company.

(j)             Each Company has security measures and safeguards in place to protect Personally Identifiable Information it collects from customers and other parties from illegal or unauthorized access or use by its personnel or third parties or access or use by its personnel or third parties in a manner that violates the privacy rights of third parties. To the knowledge of Seller, the Companies have complied in all material respects with all Applicable Laws relating to privacy and consumer protection and neither has collected, received, stored, disclosed, transferred, used, misused or permitted unauthorized access to any information protected by Applicable Laws related to privacy, whether collected directly or from third parties, in an unlawful manner. The Companies have taken all reasonable steps to protect Personally Identifiable Information against loss or theft and against unauthorized access, copying, use, modification, disclosure or other misuse.

(k)           Neither Company is party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any governmental authority.

(l)             True and complete copies of all information, data, protocols, study reports, safety reports and/or other relevant documents and materials have been made available to Buyer.

5.25   Intellectual Property Rights.

(a)            Schedule 5.25 sets forth a complete and correct list of all Intellectual Property that is owned by each Company and the Intellectual Property that each Company has a license, sublicense or other permission to use. Except as set forth in Schedule 5.25, each Company owns all right, title and interest in and to, or has a license, sublicense or other permission to use, all of the Intellectual Property, free and clear of all Liens or other encumbrances. All necessary registration, maintenance and renewal fees in connection with such Intellectual Property have been paid and all necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant copyright, trademark or other governmental or regulatory authorities for the purposes of maintaining such Intellectual Property.

(b)           The Intellectual Property constitutes all patents and patent applications, and technology, know-how and information owned or licensed to each Company relating to the manufacture, use or sale of the Products. There have been no claims made against either Company or any of their respective Affiliates asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property, and, to the Knowledge of each Company and Seller, no grounds for any such claims exist. No Company, Seller nor any of their respective Affiliates has made any claim of any violation or infringement by others of its rights in the Intellectual Property, and, to the Knowledge of each Company, Seller and its respective Affiliates, no grounds for any such claims exist. Neither each Company, Seller nor any of its respective Affiliates has received any notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intellectual Property and, to the Knowledge of each Company, Seller and their respective Affiliates, the use of the Intellectual Property by each Company, Seller or any of its Affiliates is not infringing and has not infringed upon any rights of any other Person. No interest in any of the Intellectual Property has been assigned, transferred, licensed or sublicensed by either Company or any of their respective Affiliates to any Person. No Company, neither Seller nor any of its respective Affiliates has Knowledge of any act or failure to act by any of them or any of their respective directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intellectual Property or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of any of the Intellectual Property.

(c)            Each Company has taken reasonable steps to protect the confidentiality and value of all trade secrets and any other confidential information that are owned, used, or held by such Company in confidence, including entering into licenses and Contracts that require employees, licensees, contractors, and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets. To the Knowledge of each Company and Seller, such trade secrets have not been used, disclosed to, or discovered by any Person except pursuant to valid and appropriate non-disclosure, license, or any other appropriate Contract which has not been breached.

5.26   Power of Attorney. Neither Company has issued, granted or executed any powers of attorney on behalf of such Company which is in force at the Closing Date, other than in connection with routine legal filings.

5.27   Agreed Aggregate Working Capital. As of the Closing Date, the Companies will have, in the aggregate, at least One Dollar (US$1.00) of Working Capital (the “Agreed Aggregate Working Capital”), of which at least One Dollar (US$1.00) will consist of cash and cash equivalents on hand.

5.28   Absence of Material Adverse Effects. Since December 31, 2017, each Company has conducted its business only in the ordinary and usual course and in a manner consistent with past practices and, since such date there has been no Material Adverse Effect and such Company has not engaged or agreed to engage in any actions described in Section 8.1(b)(i)–(xxiii).

5.29   Accounts and Notes Receivable and Payable. Set forth on Schedule 5.29 is a true and complete aged list of unpaid accounts and notes receivable owing to and owed by each Company as of the date hereof. All of such accounts and notes receivable and payable constitute bona fide, valid and binding claims arising in the ordinary course of such Company’s business. Except as set forth on Schedule 5.29, there is no agreement for deduction, free goods, discounts, or other deferred price or adjustment to such receivables. Except as set forth on Schedule 5.29, (i) all receivables owing to each Company are less than ninety (90) days old, are fully collectible and (ii) will be collected in the ordinary course of business.

5.30   Related Parties. Except as disclosed in Schedule 5.30, neither Seller, nor any other officer, director, or employee of either Company, or any of their respective spouses or family Seller has, directly or indirectly, (a) any ownership interest in, or is a director, officer, employee, consultant or agent of, any Person which is a competitor, supplier or customer of either Company; (b) any ownership interest in any property or asset, tangible or intangible, including any Intellectual Property, used in the conduct of either Company’s business; (c) any interest in or is, directly or indirectly, a party to, any Contract; (d) any contractual or other arrangement with either Company, or any competitor, supplier or customer of either Company; (e) any cause of action or claim whatsoever against, or owes any amount to, either Company or (f) any Liability to either Company. Except as disclosed in Schedule 5.30, neither Company nor any Subsidiary thereof has any Liability to Seller.

5.31        Banks. Schedule 5.31 sets forth (i) the name of each bank, trust corporation or other financial institution and stock or other broker with which each Company has an account, credit line or safe deposit box or vault, (ii) the names of all Persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all Persons authorized by proxies, powers of attorney or other like instrument to act on behalf of each Company in matters concerning their business or affairs. Except as otherwise set forth in Schedule 5.31, no such proxies, powers of attorney or other like instruments are irrevocable.

5.32        Accuracy of Information Furnished. To the knowledge of Seller, no representation, statement or information contained in this Agreement (including the various exhibits attached hereto) or any agreement executed in connection herewith or in any certificate or other document delivered pursuant hereto or thereto or made or furnished to Buyer or its representatives by any Company or Seller, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained herein and therein not misleading. Copies of all documents listed or described in the various exhibits attached hereto and provided by any Company or Seller to Buyer are true, accurate and complete.

ARTICLE 6

Additional agreements

6.1      Noncompetition.

(a)            The Seller acknowledges that in order to assure Buyer that Buyer will retain the value of each Company as a “going concern,” the Seller (on its own behalf and on behalf of each of its Affiliates) agrees not to utilize their special knowledge of the business of any Company and their relationships with customers, suppliers and others to compete with either Parent, and of its Subsidiaries, or any Company in a Prohibited Business. For a period of three (3) years beginning on the Closing Date (the “Noncompete Period”), neither Seller nor any of Seller’s Affiliates shall engage or have an interest in (directly or indirectly) any entity that is engaged in a Prohibited Business anywhere in the United States or any other geographic area where Parent, any of its Subsidiaries, or any Company does business, alone or in association with others, as principal, officer, agent, employee, director, partner or shareholder, or through the investment of capital, lending of money or property, rendering of services or otherwise. “Prohibited Business” means engaging in any activities in providing products, services and solutions to the drone industry, first person view (“FPV”) business, and software solutions that provide analytics, storage or services for or in conjunction with the drone industry in the geographical area in which Parent, and Subsidiary or any Company conducts such business as of the Closing Date. Seller acknowledges and agrees that the limitations imposed by this Section 6.1 as to time, geographical area, and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Parent, any Subsidiary and the Companies.

(b)           During the Noncompete Period, except in connection with services to a Company, neither Seller nor any of Seller’s successors, assigns or Affiliates shall, knowingly or intentionally, permit any of their respective directors, officers, employees, agents or others under its or their control to, directly or indirectly, (i) call upon, accept business from, or solicit the business of any Person who is, or who had been at any time during the preceding two (2) years, a customer of any Company, or otherwise divert or attempt to divert sales from any Company or any such successor; or (ii) recruit or otherwise solicit or induce any person who is an employee of, independent contractor or otherwise engaged by, any Company or any successor to the business of any Company to terminate his or her employment or other relationship with any Company or such successor, or hire any person who has left the employ of any Company or any such successor during the preceding two (2) years. Except in connection with services to any Company, Seller shall at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by Parent any of its Subsidiaries, or any Company in connection with any product or service, whether or not such use would be in a business competitive with that of Parent, any of its Subsidiaries or any Company.

(c)            Notwithstanding anything herein to the contrary, the provisions of Section 6.1(a) and Section 6.1(b) shall terminate and be of no force and effect in the event the Secured Note is not paid in full on or prior to the maturity date thereof.

6.2      Confidentiality. Seller acknowledges that all confidential or proprietary information with respect to the business and operations of each Company is valuable, special and unique. Seller shall not, at any time before or after the Closing Date (except as required in connection with his services to either Company) disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information with respect to any Company, Parent and of Parent’s Subsidiaries or Buyer, whether or not for Seller’s own benefit, without the prior written consent of Parent, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, products under development, inventions, sources, leads or methods of obtaining new products or business, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to any Company, Parent and of Parent’s Subsidiaries which could reasonably be regarded as confidential, but not including information which is or shall become generally available to the public other than as a result of an unauthorized disclosure by Seller or a Person to whom Seller has provided such information. Seller acknowledges that Parent and Buyer would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of Parent, Buyer and the Companies.

6.3      Continuing Obligations. The restrictions set forth in Sections 6.1 and 6.2 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of each Company, Parent and Buyer. Parent, Buyer and Seller acknowledge that Parent and Buyer would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event the covenants contained in Sections 6.1 and 6.2 were not complied with in accordance with their terms. Accordingly, Parent, Buyer and Seller agree that any breach or threatened breach of any provision of Sections 6.1 and 6.2 shall entitle Parent and Buyer to injunctive and other equitable relief, without requirement of posting a bond or other surety, to secure the enforcement of these provisions, in addition to any other remedies which may be available to Parent and Buyer, and that Parent and Buyer shall be entitled to receive from the breaching parties reimbursement for all attorneys’ fees and expenses incurred by Parent and Buyer in enforcing these provisions. In addition to its other rights and remedies, Parent and Buyer shall have the right to require any party who breaches any of the covenants contained in Sections 6.1 and 6.2 to account for and pay over to Parent and Buyer all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by such breaching party from the action constituting such breach. If a party breaches the covenants set forth in Section 6.1, the running of the Noncompete Period shall be tolled with respect to such party for so long as such breach continues. It is the desire and intent of the parties that the provisions of Sections 6.1, 6.2 and 6.3 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of Sections 6.1, 6.2 and 6.3 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 6.1, 6.2 and 6.3 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

6.4      Investment Intent; Accredited Investor Status; Restrictions on Sale; Registration of Securities.

(a)            Seller represents that it has such knowledge and experience in business or financial matters that it is capable of evaluating the merits and risks of an investment in the Stock Consideration. Seller understands and acknowledges that the Stock Consideration has not been registered with the SEC and that Seller may not sell, transfer or otherwise dispose of all or any portion of the Stock Consideration except (i) in accordance with the provisions of Rule 144 under the Securities Act, (ii) pursuant to an effective registration statement under the Securities Act or (iii) upon receipt by Buyer of an opinion of counsel acceptable to Buyer to the effect that such sale, transfer or disposition is otherwise exempt from registration under the Securities Act. Certificates representing the Stock Consideration shall bear a restrictive legend.

(b)           In order to induce Parent and Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby agrees that it will not, except in connection with a Qualified Financing, and will not permit any of its successors or assigns to offer, pledge, sell, contract to sell, assign or otherwise transfer or dispose of, directly or indirectly (collectively, a “Disposition”) for a two (2) year period beginning on the Closing Date (the “Lock-Up Period”), all of the shares of the Stock Consideration issuable in the transaction to Seller (the “Locked-Up Shares”); provided, however, that (i) the Seller shall be permitted to sell an aggregate of up to the greater of twenty (20%) percent or One Million Dollars ($1,000,000) of the Parent Common Stock not subject to Escrow paid as part of the Purchase Price prior to the twelve (12) month anniversary of the Closing in privately negotiated transactions, subject in each case to compliance with applicable securities law requirements (the “Initial Leak Out Shares”) and a joinder agreement under which the purchaser agrees to be bound by the provisions of this Section 6.4(b), and (ii) Seller is permitted to Dispose of no more than Ten Percent (10%) of the average daily volume during the prior ten (10) trading days as reported on the Approved Exchange (net of the Initial Leak Out Shares) following the first year of the Lock-Up Period. The foregoing restriction is also expressly agreed to preclude Seller from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of the Stock Consideration during the Lock-Up Period, other than as permitted in this Section 6.4. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Stock Consideration or with respect to any security that includes, relates to or derives any significant part of its value from the Stock Consideration.

(c)            At any time the Seller wishes to effect a Disposition of Initial Leak-Out Shares in one of more transactions, Seller shall deliver a written notice to the Parent (“Transfer Notice”) specifying in reasonable detail the number of Initial Leak-Out Shares proposed to be disposed, the identity of the proposed transferee (the “Transferee”), the price for such Initial-Leak Out Shares, and any other material terms of the proposed Disposition. At any time on or prior to the fifteenth (15th) business day after delivery of the Transfer Notice, the Parent, or its assignee, may elect to acquire all or any portion of the Initial Leak-Out Shares proposed to be disposed from the Seller by delivering written notice to the Seller, which shall state that the parties are electing to purchase the Initial Leak-Out Share on the terms and subject to the conditions set forth in the Transfer Notice and shall include the proposed closing date (which must be no later than ninety (90) days following the delivery of the Transfer Notice.

(d)           Seller agrees that in the event that Parent elects to engage an underwriter or placement agent in connection with a firm commitment or best efforts public offering or private placement that Seller shall, at the request of Parent, agree to the terms for an offering by Parent and inclusion of the Initial Leak-Out Shares in such offering, in whole or in part, as determined by Parent and such underwriter or placement agent and to accept such price, net of selling commissions and pro-rata fees and expenses of the offering, as is agreed by Parent. In the event that Seller declines to participate in such offering, the right of Seller to receive proceeds of a Qualified Financing provided by Section 2.2(c) hereof, shall terminate and be of no further force or effect.

(e)            In addition to the restrictions of Section 6.4 (a) and (b) hereof, in connection with any underwritten or best efforts registered offering by the Parent of its equity securities pursuant to an effective registration statement filed under the Securities Act, Seller (and any transferees) shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any Stock Consideration without the prior written consent of the Parent or its underwriters. Such limitations shall be in effect for such period of time from and after the effective date of such registration statement as may be requested by the Parent or such underwriters; provided, however, that in no event shall such period exceed one hundred-eighty (180) days (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).

(f)            Seller and Parent agree that the provisions of Exhibit C annexed hereto shall apply to the Stock Consideration.

6.5      Change in Control Payments. Notwithstanding anything in this Agreement to the contrary, the Seller shall retain all liability with respect to, and shall indemnify and hold harmless the Buyer, the Companies, and their respective Affiliates, for, any change in control payment, severance payment, transaction bonus, retention bonus or similar payment to which any director, member, manager, employee or former employee of the Companies may be entitled in connection with the transactions contemplated by this Agreement (whether contingent or otherwise).

6.6      Tax Matters.

(a)            Intentionally omitted.

(b)           In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Companies and their Subsidiaries for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Companies or Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Companies for a Straddle Period that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)            From the date of this Agreement through and after the Closing Date, the Seller shall prepare and file as required by applicable Law with the appropriate taxing authority (or cause to be prepared and filed) in a timely manner (i) all consolidated, combined, unitary, affiliated or similar Tax Returns that include the Companies or any of their Subsidiaries, on the one hand, and any Seller or any Affiliate, on the other hand, for all periods ending on or prior to the Closing Date and (ii) all other Tax Returns of the Companies and any of their Subsidiaries that are required to be filed on or prior to the Closing Date and will provide Buyer such Tax Returns no later than 30 days prior to the due date for filing such Tax Returns to provide Buyer with a meaningful opportunity to analyze and comment on such Tax Returns and for such Tax Returns to be modified, as appropriate, before filing. Seller will consider any comments of Buyer relating to Tax Returns described in the preceding sentence.

(d)           Buyer shall prepare and file as required by applicable Law with the appropriate taxing authority (or cause to be prepared and filed) in a timely manner all Tax Returns of the Companies and their Subsidiaries, other than those described in Section 6.6(c).  Buyer shall prepare any Tax Returns relating to Taxes for which the Seller may have an indemnification obligation to Buyer under this Agreement consistent with the Seller’ recent past practices, except as otherwise required by applicable Law, and make any Tax Returns relating to Taxes for which the Seller may have an indemnification obligation under this Agreement available for review by the Seller no later than 30 days prior to the due date for filing such Tax Returns to provide the Seller with a meaningful opportunity to analyze and comment on such Tax Returns and for such Tax Returns to be modified, as appropriate, before filing.  Buyer will consider any comments of the Seller relating to Tax Returns described in the preceding sentence.

(e)            After the Closing, Buyer and its Affiliates shall not amend any Tax Return of the Companies or their Subsidiaries that could impact any Seller, including any indemnification obligation of the Seller pursuant to this Agreement, without the Seller’ consent, not to be unreasonably withheld; provided however that Buyer and its Affiliates may file any such amendment that is required by Law or regulation to be filed.

(f)            Buyer and the Seller shall (and shall cause their respective Affiliates to) (i) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes, which shall include Buyer’s obligation to provide the Seller, consistent with past practice (including with respect to timing for delivery), the information needed for the preparation of all consolidated, combined, unitary, affiliated or similar Tax Returns that include either of the Companies or any of their Subsidiaries, on the one hand, and any Seller or any Seller Affiliate, on the other hand, through the Closing Date and (ii) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, audit, examination or proceeding, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.  The Seller shall not destroy any records or information relating to any Tax compliance matter or Tax liability of the Companies or any of their Subsidiaries without first notifying Buyer and offering Buyer the opportunity to make copies or to take possession of such records or information.  Notwithstanding the above, the Seller shall have no obligation to share with Buyer any consolidated, combined or unitary return or associated forms, documents or workpapers, that include the Seller or any Seller Affiliate.

(g)           All refunds of Taxes (including interest actually received thereon from a relevant taxing authority) paid prior to the Closing, or for which the Seller have provided indemnification pursuant to this Agreement shall be for the account of the Seller, and Buyer shall pay such amounts, less Buyer’s reasonable out-of-pocket expenses, including professional fees, incurred in connection with obtaining any such refund and less any Taxes incurred by Buyer, its Affiliates, the Companies or any of their Subsidiaries in connection with the receipt of any such refund or interest, to the Seller if such refunds are received by Buyer, the Companies or any of their Subsidiaries.

(h)           All tax sharing agreements or similar agreements with respect to or involving the Companies or any of their Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Companies and their Subsidiaries shall not be bound thereby or have any liability thereunder.

(i)             The Seller shall be liable for all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) (“Transfer Taxes”) and Seller shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

6.7      Company Assets. Following Closing retirement of the Secured Note, without the consent of Seller, Buyer and Parent shall preserve the assets of the Companies and shall not transfer or assign assets of the Companies (other than in the ordinary course of business) to Buyer or Parent, until or any Affiliate.

6.8        Drag Along Rights. If Stockholders of Parent (the “Selling Stockholders”) holding a Stockholder Majority (as defined below) propose to sell all their shares of Parent Common Stock to any unaffiliated or unrelated person in an arm’s length transaction then the Selling Stockholders may elect to require (a “Drag-Along Right”) that Seller sell all of his shares of the Parent Common Stock in such sale transaction(s) for the same price per share as the Selling Stockholders (a “Drag-Along Transaction”). If the Selling Stockholders desire to exercise such Drag-Along Right, they shall give written notice to the Seller of the proposed Drag-Along Transaction giving rise to the Drag-Along Right at least twenty (20) days prior to the consummation thereof (a “Drag-Along Notice”). The Drag-Along Notice shall set forth the principal terms of such proposed transaction including the amount of Parent Common Stock to be sold by the Selling Stockholders, the price per shares to be paid, the name and address of the prospective buyer and any other material terms and conditions (in reasonable detail) pertaining to such proposed transfer, including without limitation, the proposed closing date (the “Drag-Along Terms”). If the Selling Stockholders consummate the proposed transaction to which reference is made in the Drag-Along Notice, the Seller shall be bound and obligated to sell all of his Parent Common Stock in the proposed transaction on the same terms and conditions as the Selling Stockholders. If properly exercised, the Seller is hereby deemed to have consented to the transaction.

6.9         Tag Along. If Selling Stockholders holding a Stockholder Majority propose to sell a number of shares equal to a Stockholder Majority to any unaffiliated or unrelated person in an arm’s length transaction (a “Tag-Along Transaction”) then the Selling Stockholders must give written notice to the Seller of the proposed Tag-Along Transaction giving rise at least twenty (20) days prior to the consummation thereof (a “Tag-Along Notice”). The Tag-Along Notice shall set forth the principal terms of such proposed transaction including the amount of Parent Common Stock to be sold by the Selling Stockholders, the price per shares to be paid, the name and address of the prospective buyer and any other material terms and conditions (in reasonable detail) pertaining to such proposed transfer, including without limitation, the proposed closing date (the “Tag-Along Terms”). Within twenty (20) days after receipt of the Tag-Along Notice, Seller may elect by written notice to the Selling Stockholders, to require that the Selling Stockholders include a pro rata portion of Seller’s Parent Common Stock in the Tag-Along Transaction (the “Tag-Along Right”). The purchaser shall have the right to either increase the total number of shares of Parent Common Stock being purchased or reduce the numbers of share being purchased form the Selling Stockholders by an amount necessary to include Seller’s shares in the Tag-Along Transaction. If Seller exercises its Tag-Along Right, the Selling Stockholders may not consummate the proposed transaction to which reference is made in the Tag-Along Notice, without including the Seller. Notwithstanding anything herein to the contrary, a Tag-Along Transaction shall exclude a transaction in which an underwriter or placement agent proposes to offer or sell any shares in an underwritten or best efforts offering unless Seller shall have complied with the Registration Provisions set forth on Exhibit C annexed hereto.

ARTICLE 7

Survival; Indemnification

7.1      Intentionally omitted.

7.2      Survival of the Representations and Warranties. The representations and warranties and indemnification obligations of the Seller, the Companies and Buyer shall survive the Closing Date for a period of two (2) years from the Closing Date; provided, however, that (i) the representations in Section 4.1 (Authorization; Enforceability), Section 4.2 (No Consent, Violation or Conflict), Section 4.5 (Capitalization), Section 4.6 (Rights, Warrants, Options), Section 5.1 (Organization), Section 5.2 (Authorization; Enforceability); Section 5.3 (No Consent, Violation or Conflict), Section 5.7 (Capitalization) and 5.8 (Rights, Warrants, Options) shall survive indefinitely and (ii) the representations and warranties set forth in Sections 5.16 (Compliance with Environmental Laws), 5.17 (Employment Matters) and 5.20 (Tax Matters) shall survive the Closing Date until the expiration of the period specified in the applicable statute of limitations.

7.3      General Release. Other than for obligations of any Company for payment of the Purchase Price as set forth herein, Seller hereby unconditionally and irrevocably releases and forever discharges, effective as of the Closing Date, each Company and its officers, directors, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to such Company which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the Closing Date, or in relation to any other liabilities of such Company to Seller. None of the information supplied by each Company or its professional advisors to Seller or its agents, representatives or advisors in connection with the representations and warranties set forth in Article 5 or otherwise in relation to the business or affairs of such Company shall be deemed a representation, warranty or guarantee of its accuracy by such Company to such Seller, and such Seller waives any claims against such Company which it might otherwise have in respect of it.

7.4      Indemnification.

(a)            Indemnification by the Seller. The Seller agrees to defend, indemnify and hold harmless Parent, Buyer and their respective Affiliates (which, after the Closing shall include the Companies) and their respective directors, officers, employees and agents from, against and in respect of, the full amount of:

(i)           (A) any and all actions, suits, proceedings, demands, liabilities, damages, claims, deficiencies, fines, penalties, interest, assessments, judgments, losses, Taxes, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, the “Indemnified Losses”) arising from or in connection with any breach or violation of any of the representations and warranties of any Company or Seller contained in this Agreement or (B) any and all Indemnified Losses arising from or in connection with any breach or violation of the covenants or agreements of Seller or any Company contained in this Agreement;

(ii)           any and all Indemnified Losses for Taxes attributable to all Tax years or portions thereof ending on or prior to the Closing Date imposed on any Company;

(iii)           any and all capital or other Taxes related to or arising from the sale and transfer of shares contemplated hereby by reason of any Liability of any Company or its shareholders for such Taxes as assessed by any taxing authority against Seller and/or any Company either before or after the Closing Date;

(iv)           any and all Indemnified Losses related to or arising from claims for breach of contract existing on or prior to the Closing Date, and/or which are brought after the Closing Date for acts and omissions of any Company or Seller, which occurred prior to the Closing Date;

(v)           any and all Indemnified Losses related to or arising from any products delivered by either Company prior to the Closing Date, including without limitation, Indemnified Losses for product recalls, product defects, warranty claims, personal injury or death;

(vi)           any and all Indemnified Losses which relate to any legal and/or governmental proceedings which are not set forth on Schedule 5.12(a) and (b), existing on or prior to the Closing Date, and/or which are brought after the Closing Date for acts and omissions of any Company or Seller, which occurred prior to the Closing Date; and

(vii)           any and all Indemnified Losses not reserved for on the Closing Trial Balance related to the business or operations of any Company prior to the Closing Date.

(b)           Indemnification by Buyer. Buyer agrees to defend, indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, employees and agents from, against and in respect of, the full amount of

(i)           any and all Indemnified Losses arising from or in connection with any breach or violation of any of the representations or warranties of Buyer contained in this Agreement, and

(ii)           any and all Indemnified Losses arising from or in connection with any breach or violation of any of the covenants or agreements of Buyer contained in this Agreement.

(c)            Indemnification Procedure. Any party seeking indemnification under this Agreement (the “Indemnified Party”) will give prompt written notice to the party or parties against whom indemnity is sought (the “Indemnifying Party”) of any Indemnified Losses which it discovers or of which it receives notice after the Closing, stating the nature, basis (including the section of this Agreement that has been or will be breached, if any, and the facts giving rise to the claim that a breach has or will occur), and (to the extent known) amount thereof; provided, however, that no delay on the part of Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such delay.

(d)           Indemnification Procedure as to Third Party Claims.

(i)           Promptly after any Indemnified Party obtains knowledge of the commencement of any third party claim, action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third party claim (any such claim, action, suit or proceeding or event or state of facts being hereinafter referred to in this Section 7.4 as a “Claim”), in respect of which an Indemnified Party is entitled to indemnification under this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party of such Claim in writing; provided, however, that any failure to give notice (A) will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby and (B) will not relieve the Indemnifying Party of its obligations as hereinafter provided in this Section 7.4 after such notice is given. With respect to any Claim as to which such notice is given by the Indemnified Party to the Indemnifying Party, the Indemnifying Party will, subject to the provisions of Section 7.4(d)(ii), assume the defense or otherwise settle such Claim with counsel reasonably satisfactory to the Indemnified Party and experienced in the conduct of Claims of that nature at the Indemnifying Party’s sole risk and expense, provided, however, that the Indemnified Party (1) shall be permitted to join the defense and settlement of such Claim and to employ counsel reasonably satisfactory to the Indemnifying Party, and at the Indemnified Party’s own expense, (2) shall cooperate fully with the Indemnifying Party in the defense and any settlement of such Claim in any manner reasonably requested by the Indemnifying Party; and (3) shall not compromise or settle any such Claim without the prior written approval of the Indemnifying Party;

(ii)           If (A) the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, or (B) the remedy sought by the claimant with respect to such Claim is not solely for money damages, the Indemnified Party, without waiving its right to indemnification, may, but is not required to, assume the defense and settlement of such Claim, provided, however, that (1) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (2) the Indemnifying Party shall cooperate with the Indemnified Party in the defense and settlement of such Claim in any manner reasonably requested by the Indemnified Party, and (3) the Indemnified Party shall not settle such Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(iii)           As used in this Section 7.4, the terms Indemnified Party and/or Indemnifying Party shall be deemed to include the plural thereof where the rights or obligations of more than one Indemnified Party and/or Indemnifying Party may be involved.

(e)            Tax-free Indemnification Payments. All sums payable by an Indemnifying Party as indemnification under this Section 7.4 shall be paid free and clear of all deductions or withholdings (including any taxes or governmental charges of any nature) unless the deduction or withholding is required by law, in which event or in the event the Indemnified Party shall incur any liability for taxes chargeable or assessable in respect of any such payment, the Indemnifying Party shall pay such additional amounts as shall be required to cause the net amount received by the Indemnified Party to equal the full amount which would otherwise have been received by it had no such deduction or withholding been made or no such liability for taxes been incurred.

(f)            No Contribution. The obligations of the Seller to indemnify Parent and Buyer pursuant to the terms of this Agreement are primary obligations of the Seller, subject to the limitations set forth herein. The Seller hereby waive any right to seek or obtain indemnification or contribution from the Companies for Indemnified Losses as a result of any breach by the Companies of any representation, warranty or covenant contained in this Agreement.

7.5      Limitations on Liabilities.

(a)            Notwithstanding anything to the contrary contained herein, in no event shall the aggregate sums payable by the Seller under Section 7.4 (other than sums payable as a result of fraud or breaches of the representations and warranties set forth in the Sections enumerated in Section 7.2) exceed the aggregate amount of the Cash Purchase Price plus the amount of the Seller Note issued at Closing.

(b)           Notwithstanding anything to the contrary contained herein, no party shall be obligated to indemnify and hold harmless any other under Section 7.4 for breaches of representations and warranties unless and until all Indemnified Losses in respect of which such party is obligated to provide indemnification exceed Twenty-Five Thousand Dollars (US$25,000) (the “Basket Amount”) following which (subject to the provisions of this Section 7.5) such party shall be obligated to indemnify and hold harmless, the other party for all such Indemnified Losses (not merely the amount by which the Indemnified Losses exceed the Basket Amount); provided however that the Basket Amount shall not apply to indemnity obligations for Indemnified Losses arising as a result of fraud or breaches of the representations and warranties in Sections 5.7, 5.8. and 5.27.

(c)            Notwithstanding anything to the contrary set forth herein, none of the limitations on indemnification set forth in this Section 7.5 shall apply to matters relating to intentional or fraudulent breaches, violations or misrepresentations.

ARTICLE 8

interim covenants

8.1      Interim Operations of the Companies.

(a)            Each Company and Seller covenants and agrees that, from the date hereof until the Closing Date each Company shall operate the business in accordance with its ordinary course and past practice. In addition during the period commencing on the date hereof and until the Closing Date, each Company shall and Seller shall cause such Company to, except to the extent Buyer specifically gives its prior written consent to the contrary (provided Seller acknowledges agrees that Buyer’s consent shall not be provided and payments not allowed under the provisions of (iv), (ix) and (xii) if there is an Estimated Working Capital Deficiency Amount and any such payments are not made in the ordinary course consistent with past practice or if such payments in the aggregate exceed any Estimated Working Capital Excess Amount):

(i)            use its best efforts to preserve intact its business organization and the goodwill of its customers, suppliers and others having business relations with it;

(ii)            use its best efforts to keep available to Buyer the services of such Company’s officers, employees, independent contractors and agents;

(iii)            promptly furnish to Buyer a copy of any correspondence received from or delivered to any governmental authority;

(iv)            maintain and keep its properties and assets in the same repair and condition as they were on the date of this Agreement;

(v)            continue and maintain the approval process in the ordinary course of business with respect to the Products and any products being developed by such Company; and

(vi)            continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date of this Agreement.

(b)           Additionally, during the period from the date of this Agreement to the Closing Date, except with the prior consent of Parent and Buyer, no Company shall and Seller shall not permit such Company to, directly or indirectly:

(i)           amend or otherwise change such Company’s Organizational Documents;

(ii)           issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of share split or dividend) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

(iii)           redeem, purchase or otherwise acquire directly or indirectly any shares of its authorized share capital or any option, warrant or other right to purchase or acquire any such shares;

(iv)           declare or pay any dividend or other distribution;

(v)           sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), except for sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(vi)           grant, make or subject itself or any of its assets or properties to any Lien;

(vii)           create, incur or assume any liability or indebtedness which would remain with such Company after the Closing Date, except in the ordinary course of business consistent with past practice;

(viii)           enter into, amend or terminate any Contract;

(ix)           commit to make any capital expenditures in excess of US---$10,000, which would be payable by such Company after the Closing Date;

(x)           grant any guaranty;

(xi)           waive, release, assign, settle or compromise any material claim or litigation;

(xii)           except as required by Law, increase the compensation payable or to become payable to directors, officers, employees, consultants or agents or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with any of the foregoing Persons or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, share option, restricted share, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of the foregoing Persons;

(xiii)           acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof or any assets;

(xiv)           alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;

(xv)           make any Tax election or settle or compromise any material federal, state or local or federal income Tax Liability;

(xvi)           change its accounting practices, methods or assumptions or write down any of its assets;

(xvii)           enter into any commitment or transaction, which would survive the Closing Date, except in the ordinary course of business consistent with past practice;

(xviii)           accelerate, terminate, modify or cancel any Contract;

(xix)           grant any license or sublicense of any right under or with respect to any Intellectual Property or disclose any proprietary or confidential information to any third party;

(xx)           take or omit to take any action which would render any of such Company’s or any of any Seller’s representations or warranties untrue or misleading, or which would be a breach of any of such Company’s or any Seller’s covenants;

(xxi)           enter into any Contract, transaction or arrangement with any Affiliate;

(xxii)           take any action which could have a Material Adverse Effect; or

(xxiii)           agree, whether in writing or otherwise, to do any of the foregoing.

8.2      Maintenance of Personnel. During the period from the date of this Agreement to the Closing Date, each Company and Seller agree to cooperate and provide adequate personnel to permit the conduct of the activity contemplated in Section 8.1(a)(i).

8.3      Consent of Governmental Authorities and Others. Each of Buyer, on the one hand, and each Company and Seller, on the other, agree to file, submit or request (or cause to be filed, submitted or requested) promptly after the date of this Agreement and to prosecute diligently any and all (a) applications or notices required to be filed or submitted to any governmental or regulatory authorities, and (b) in the case of each Company, requests for consents and approvals of Persons required to be obtained in connection with the transactions contemplated by this Agreement. Each of Buyer, on the one hand, and each Company and Seller on the other, shall promptly make available to the other or to a relevant governmental authority, as the case may be, such information as each of them may reasonably request relative to its business, assets and property as may be required by each of them to prepare and file or submit such applications and notices and any additional information requested by any governmental authority, and shall update by amendment or supplement any such information given in writing. Each of Buyer on the one hand and each Company and Seller on the other, represent and warrant to the other that such information, as amended or supplemented, shall be true in all material respects and not misleading.

8.4      Due Diligence Review. Each Company shall (and shall cause its directors, officers, employees, auditors, counsel and agents to) afford Buyer and Buyer’s officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices, and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested. Neither the due diligence investigation made by Buyer in connection with the transactions contemplated hereby nor information provided to or obtained by Buyer shall affect any representation or warranty in this Agreement.

8.5      Exclusivity. Except for the transactions contemplated by the Transaction Documents, unless and until this Agreement shall have been terminated, Seller will not (and Seller will not cause or permit each Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any shares or other voting securities, or any substantial portion of the assets, of either Company (including any acquisition structured as a merger, consolidation, or share exchange), (ii) participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing or enter into any agreement related to any of the foregoing, or (iii) except as required by law, disclose any information not customarily disclosed to any Person concerning the business and properties of either Company, afford to any Person (other than Buyer or its designees) access to the properties, books or records of either Company or otherwise assist or encourage any Person, in connection with any of the foregoing. Seller will notify Buyer immediately if any Person makes any indication of interest, proposal, offer, inquiry, or contract with respect to any of the foregoing.

8.6      Debt. On or prior to the Closing, each Company shall have eliminated any and all debt, including that certain loan from Seller to Holdings in the estimated amount of $936,271.47 which shall be replaced with the Secured Note and Floating Charge Agreement at Closing pursuant to a Secured Note and Floating Charge Agreement substantially in the form of Exhibit B annexed hereto.

8.7      Escrow Agreement. At the Closing, Seller, Buyer and the Escrow Agent shall execute and deliver the Escrow Agreement in form and substance reasonably acceptable to the parties.

8.8      Notice of Developments. During the period from the date of this Agreement to the Closing Date, each party will give prompt written notice after discovery thereof to the others of any material adverse development causing a breach of any of such party’s representations, warranties and covenants set forth herein. No disclosure by any party pursuant to this Section 8.8, however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation or breach of warranty.

8.9      Delivery of Audited Financial Statements; Closing Trial Balance. On or prior to the Closing Date, unless waived by the Parties, the Companies shall have prepared and delivered to Parent US GAAP audited financial statements for the Companies prepared by a PCAOB (Public Company Accounting Oversight Board) firm in such form and for such periods as is required to be filed in a Current Report on Form 8-K by Parent to be filed with the SEC following Closing (the “Audited Financial Statements”).

ARTICLE 9

Conditions Precedent; Termination

9.1      Conditions Precedent to the Obligations of Buyer and Parent. The obligations of Buyer and Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)            Representations and Warranties True. The representations and warranties of the Seller and the Companies contained in this Agreement, as excepted in the relevant Disclosure Schedules, shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct to the extent of such materiality) as of the Closing Date with the same force and effect as though made on and as of such date and shall have been true as of the date hereof.

(b)           Covenants Performed. The covenants of the Seller and the Companies contained in this Agreement to be performed or complied with on or before the Closing Date shall have been duly performed or complied with.

(c)            No Material Adverse Effect. There shall not have occurred any Material Adverse Effect, the impact of which the parties have not been able to resolve to the satisfaction of the parties, acting in good faith and in a commercially reasonable manner.

(d)           Company’s Certificate. Each Company shall have delivered to Buyer a certificate executed by an authorized representative of such Company, on behalf of such Company and of Seller, dated the Closing Date, certifying in such detail as Buyer may reasonably request, that the conditions specified in this Section have been fulfilled.

(e)            No Litigation. No litigation, arbitration or other proceeding shall be pending or threatened by or before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

(f)            Consents. Buyer, Seller and each Company shall have obtained all authorizations, waivers, consents and approvals of, and made all filings, applications and notices with, Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement, each of which shall have been obtained without the imposition of any adverse term or condition.

(g)           Organizational Documents. The Seller shall have delivered to Buyer certified Organizational Documents and good standing certificates for each Company.

(h)           Escrow Agreement. The Seller and the Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement.

(i)             Delivery of Audited Financial Statements; Closing Trial Balance. The Sellers shall have delivered the Audited Financial Statements and the Closing Trial Balance, which shall not reflect any debt.

(j)             Employment. The Chief Executive Officer shall be subject to an agreement with Holdings in form and substance satisfactory to Parent providing for the continued services of the Chief Executive Officer for protection from disclosure of confidential information, protection of intellectual property and trade secrets, compliance with law, and non-competition substantially on the terms applicable to Seller herein, for a minimum term of 12 months.

(k)           Satisfactory Due Diligence. The Buyer and Parent shall have completed and be satisfied in all respects with, the results of their ongoing due diligence investigation of the business, assets, operations, properties, financial condition, contingent liabilities, prospects and material agreements of the Companies.

(l)             Dr. Goggle Business. Seller and Holdings shall have caused to be cancelled and terminated all licenses of any Intellectual Property, including without limitation that certain Non-Exclusive Field Of Use License Agreement by and between Holdings and Doctor Goggle SEZC, a Cayman Islands corporation, (“Dr. Goggle”) and the cessation and termination of Dr. Goggle business, and winding up and liquidation of such business on or prior to December 31, 2020.

9.2      Conditions Precedent to the Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)            Representations and Warranties True. The representations and warranties of Parent and Buyer contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct to the extent of such materiality) as of the Closing Date with the same force and effect as though made on and as of such date and shall have been true as of the date hereof.

(b)           Covenants Performed. The covenants of Parent and Buyer contained in this Agreement to be performed or complied with on or before the Closing Date shall have been duly performed or complied with.

(c)            No Litigation. No litigation, arbitration or other proceeding shall be pending or threatened by or before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

(d)           Buyer’s Certificate. Parent and Buyer shall have delivered to the Seller a certificate executed by an authorized officer of Buyer dated the Closing Date certifying that the conditions specified in this Section above have been fulfilled.

(e)            Escrow Agreement. Parent and Buyer shall have executed and delivered to the Seller the Escrow Agreement.

(f)            Holdings shall have executed and delivered the Secured Note.

9.3      Termination.

(a)            Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date only as follows:

(i)            by mutual consent of the Seller and Parent or if Closing is prohibited by change in law;

(ii)            by Buyer and Parent, if there has been a material breach by any Seller at any time before the Closing of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within thirty days or such other time as may be agreed by the parties in writing after written notice of such breach is given by Buyer to the party committing such breach;

(iii)            by any Seller if there has been a material breach by Buyer or Parent at any time before the Closing of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within thirty days after written notice of such breach is given by such Seller to the party committing such breach;

(iv)            by Buyer and Parent, on the one hand, or any Seller, on the other hand, upon notice given to all parties if the Closing shall not have taken place within ninety (90) days of the date this Agreement has been fully executed by all parties hereto; or

(v)            by Buyer and Parent, on the one hand, or any Seller, upon notice given to all parties if any court (i) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable, in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Article 9; provided, however, that the right to terminate this Agreement under this Section 9.3 shall not be available to any party whose failure to comply with Section 8.3 has been the cause of such action or inaction.

(b)           In the event of the termination of this Agreement as provided in Section 9.3(a), this Agreement shall forthwith become wholly void and of no further force and effect (except as set forth in this Section 9.3, Sections 7.4, 7.5, 10.7, 10.11, 10.12, 10.13, 10.14 and 10.15).

9.4           No Waiver. Notwithstanding anything in this Agreement to the contrary, in the event that Buyer consummates the transactions contemplated hereunder and effectuates the Closing, such actions shall in no way and at no time be considered a waiver or release of any breach of any representation, warranty or covenant of any Seller or any Company, including, without limitation, the right to indemnification pursuant to Article 7.

ARTICLE 10

Miscellaneous

10.1   Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the parties by like notice). Such notices and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, (b) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise. A copy of any notices delivered to Parent of Buyer shall also be sent to: Red Cat Holdings, Inc. Attn: Jeffrey Thompson, CEO, Jeff@Redcat.red. A copy of any notices delivered to the Seller, or the Companies prior to the Closing, shall be sent to Greg French, theshark@fatshark.com.

10.2   Entire Agreement. This Agreement, together with the Escrow Agreement, its schedules and exhibits contain every obligation and understanding between the parties relating to the subject matter hereof, and merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein or therein.

10.3   Assignment. This Agreement may not be assigned by any party without the written consent of the other party; provided that Buyer may assign this Agreement to one of Buyer’s Affiliates, whether such Affiliate currently exists or is formed in the future, so long as such Affiliate of Buyer agrees in writing to be bound by the terms of this Agreement and Buyer agrees to guarantee such Affiliate’s obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

10.4   No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

10.5   Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived at any time by the party entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time by written agreement. Any such waiver or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who, to the extent applicable, has been authorized by its board of directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

10.6   Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

10.7   Expenses. Each party agrees to pay, without right of reimbursement from the other party, the costs (hereafter referred to as “Costs”) incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith. The Seller covenants to Buyer that in no event shall any Seller Costs be paid by either Company.

10.8   Headings and References. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement. References in this Agreement to clauses, subclauses, sections, articles or schedules are references to clauses, subclauses, sections, articles or schedules of this Agreement so numbered.

10.9   Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.10     Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or PDF), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.11     Litigation; Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party; provided, however, to the extent that both parties prevail on claims filed against the other, in a consolidated action, then the aggregate amount of fees and expenses of counsel to both parties shall be allocated between Buyer and the Seller so that each party’s aggregate share of such fees and expenses bears the same proportion to the total amount of such fees and expenses as the amount awarded each party on their prevailing claim bears to the total amount awarded in the litigation on all prevailing claims and any party that has paid less than its allocated expenses shall immediately remit to the other party the difference between the amount allocated and the amount previously paid.

10.12     Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Delaware, without reference to the choice of law principles thereof.

10.13     Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the U.S. District Court for the District of Delaware. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Delaware by virtue of a failure to perform an act required to be performed in the State of Delaware and irrevocably, unconditionally and expressly agree to submit to the jurisdiction of the U.S. District Court for the District of Delaware sitting in Wilmington, Delaware for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection or immunities to jurisdiction which they may now or hereafter have (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in the State of Delaware, and further irrevocably waive any claim that any suit, action or proceeding brought in Delaware has been brought in an inconvenient forum. To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the transactions contemplated hereby to the extent permitted by law.

10.14     Publicity. The parties shall agree to the content of any press release or other public announcement concerning this Agreement or the transactions contemplated hereby before issuing the same. Nothing contained herein shall prevent any party from at any time furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations under applicable U.S. law or the rules of the any stock exchange to which the party is subject.

10.15     Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof, and any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

(Signature Page Follows)

NOW, THEREFORE, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

Buyer: FS ACQUISITION CORP. By: Name: Jeffrey Thompson Title: Chief Executive Officer Address: PARENT: RED CAT HOLDINGS, INC. By: Name: Jeffrey Thompson Title: Chief Executive Officer Address:

Companies:

FAT SHARK HOLDINGS, LTD.

By:

Name: Allan Evans

Title: Chief Executive Officer

Address:

FAT SHARK Trading LTD.

By:

Name: Allan Evans

Title: Chief Executive Officer

Address:

FAT SHARK TECHNOLOGY SEZC, LTD

By:

Name: Allan Evans

Title: Chief Executive Officer

Address:

Seller:

GREG FRENCH, individually

_____________________________

DISCLOSURE SCHEDULES

See attached.

Exhibit A

EQITY STOCK TRANSFER ESCROW AGREEMENT

This Escrow Agreement dated September __, 2020 (this “Escrow Agreement”), is entered into by and among:

1.	Red Cat Holdings, Inc., a Nevada corporation (“RC”);

2.	Gregory French., a Canadian citizen (the “Seller”);

3.	Equity Stock Transfer, LLC, as escrow agent (“Escrow Agent”).

RC and Seller are each a “Party” and together are “Parties” and capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the SPA (defined below).

RECITALS

WHEREAS, the Parties entered into that certain Securities Purchase Agreement pursuant to which Seller agreed to sell, and Parent and Buyer agreed to Purchase, one hundred (100%) percent of the issued and outstanding shares of Fat Shark Holdings, Ltd., a Cayman exempted corporation, dated as of the date hereof. (the “SPA”);

WHEREAS, capitalized terms not otherwise defined herein shall have the meaning set forth in that certain SPA;

WHEREAS, Section 2.2 of the SPA provides that at Closing, RC shall deliver to the Escrow Agent, Fifteen (15%) percent of the Stock Consideration (the “Escrow Shares”);

WHEREAS, the Parties hereto acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under the SPA, that all references in this Escrow Agreement to the SPA are for convenience or clarity, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement; and

WHEREAS, the Parties have agreed to appoint Escrow Agent to hold the Escrow Shares in escrow, and Escrow Agent agrees to hold and distribute the Escrow Shares, in accordance with the terms and provisions of this Escrow Agreement.

NOW, THEREFORE, in consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and Escrow Agent agree as follows:

ARTICLE 1 ESCROW DEPOSIT

Section 1.1     Appointment of Escrow Agent. The Parties hereby designate and appoint Escrow Agent as their agent to receive, hold in escrow, and disburse the Escrow Shares in accordance with the term of this Escrow Agreement, and Escrow Agent accepts such appointment.

Section 1.2     Receipt and Deposit of the Escrow Shares; Commencement of Duties; Dividends and Distributions; Certain Rights of Seller.

(a)            Receipt and Deposit of the Escrow Shares and Blank Stock Powers; Commencement of Duties.

(i)                  Upon execution hereof and pursuant to the SPA, RC shall deliver to Escrow Agent stock certificates (the “Certificates”) representing the Escrow Shares and Seller shall deliver in the name of Seller fully executed and notarized blank stock powers with respect to the Escrow Shares that are duly endorsed in form for transfer to RC together with a copy of the passport of Seller (the “Stock Powers”), and Escrow Agent shall promptly acknowledge receipt of the Certificates and the Stock Powers. Upon receipt of the Escrow Shares and the Stock Powers by the Escrow Agent, the duties and obligations of the Escrow Agent and the Parties to this Agreement shall commence.

(ii)                The Escrow Shares shall be delivered by RC to Escrow Agent free and clear of all liens, claims and encumbrances (except as may be created by this Escrow Agreement and the SPA or otherwise provided for by state and federal securities laws). Until the Termination Date, Seller will not sell, assign, transfer or otherwise dispose of any part of the Escrow Shares.

(b)           Dividends and Distributions. All dividends and distributions declared by RC on the Escrow Shares and payable to RC’s shareholders of record (“Dividends and Distributions”) at any time after the date hereof until the Termination Date (as defined below), shall be payable to Seller as record holder of the Escrow Shares, and will not be deposited with Escrow Agent. If RC declares a stock split, subdivision, combination, reclassification or any other change in its capital structure affecting the Escrow Shares, Fifteen (15%) percent of the certificates or other instruments relating thereto shall be immediately deposited by RC with Escrow Agent as additional Escrow Shares to be held and distributed by Escrow Agent in accordance with this Escrow Agreement.

(c)            Certain Rights of Seller. Notwithstanding anything to the contrary contained herein and for so long as the Escrow Shares remain in escrow, Seller shall have the right to (i) vote all Escrow Shares that are not disbursed to RC pursuant to the terms hereof, (ii) receive any dividends and distributions in respect of the Escrow Shares that are not disbursed to RC pursuant to the terms hereof, and (iii) to exercise any and all other rights of a shareholder of RC with respect to the Escrow Shares that are not disbursed to RC pursuant to the terms hereof; provided however, that Seller may not sell the Escrow Shares to third parties until the Termination Date

(d)           Deposit of Escrow Shares. Seller and RC agree that Escrow Agent, in connection with any Certificate deposited pursuant to Section 1.2(a), shall have

(i)  no responsibility to monitor the value of the Escrow Shares; (ii) no responsibility to collect Dividends and Distributions; (iii) no responsibility to sell or otherwise trade the Escrow Shares, but shall otherwise deliver the Escrow Shares on written instructions only; and (iv) no responsibility to ensure the legality of the registration of the Escrow Shares.

Section 1.3     Indemnified Losses and Dispute Resolution.

(a)            The Escrow Shares shall provide non-exclusive security for any amounts due as a result of a claim asserted with respect to any breach of any representation or warranty, covenant of condition by Seller or Companies in the SPA.

(b)           Seller’s liability to RC for amounts due as a result of the indemnification obligations in the SPA shall not be limited to amounts of the Escrow Shares in Escrow and Seller shall be responsible for amounts due as a result of its obligations under the terms of the SPA in excess of the amount of the Escrow.

(c)            Unless a claim has been asserted by RC or Buyer against the Escrow (a “Claimed Amount”) and (i) RC has provided the Escrow Agent and Seller with written evidence of the claim prior to the Survival date set forth in Section 7.2 of the SPA (the “Termination Date”) (ii) Seller has not provided evidence of the settlement of the Claimed Amount (a “Settled Claim”) within thirty (30) days of notice thereof, the balance of the Escrow Shares shall be released from the Escrow and delivered to Seller upon the later of (A) the thirtieth (30th) day from the Termination Date, and (B) the first business day following the date of the Settled Claim(s); provided, however that if evidence of a claim is not provided by RC prior to the thirtieth (30th) day from the Termination Date, the Escrow Agent Consideration shall be released from Escrow and delivered to Seller on the thirtieth (30th) day from the Termination Date. “Indemnified Loss” means any and all actions, suits, proceedings, demands, liabilities, damages, claims, deficiencies, fines, penalties, interest, assessments, judgments, losses, Taxes, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel with respect to a Claim under Article 7 of the SPA.

(d)           RC may make a claim at any time prior to the Termination Date for a Claimed Amount by written notice (“Claims Notice”) in form and substance as set forth in Annex I and attached hereto, to Seller and to the Escrow Agent together with evidence of the claim. If Seller does not provide RC and the Escrow Agent with written notice (“Response Notice”) in form and substance as set forth in Annex II and attached hereto, of denial of liability or dispute of the Claimed Amount or evidence of payment of the claim within thirty (30) days of receipt of a Claims Notice, the Escrow Agent shall disburse Escrowed Shares in the Claimed Amount as if the Escrow Agent had received a Conceded Amount Notice (defined below) for the full Claimed Amount pursuant to Section 1.4(c) on the thirtieth (30th) day after the Escrow Agent received such certain Claims Notice from RC regarding the Claimed Amount (a “Deemed Concession”).

(e)            If Seller has denied liability for, or otherwise disputes the Claimed Amount, in whole or in part, Seller and RC, on behalf of the applicable claimant, shall attempt to resolve such dispute within thirty (30) days unless Seller provides evidence of settlement of the claim and then RC shall no longer have any right to the Claimed Amount. If the Parties resolve such dispute and amounts are owed to the claimant, they shall deliver to Escrow Agent a written notice signed by each of them (the “Conceded Amount Notice”) in form and substance as set forth in Annex III and attached hereto. Such Conceded Amount Notice shall instruct Escrow Agent to deliver to RC the amount, if any, of Escrow Shares agreed to by both the Parties in settlement of such dispute (the “Conceded Amount”). If the Parties cannot resolve such dispute, the Parties shall attempt to use mutually agreeable third-party methods such as mediation to resolve the dispute in order to obtain a Final Decision (defined below).

(f)            Payment of Claims. Escrow Agent promptly shall deliver the applicable portion of the Escrow Shares and Stock Powers, no later than the fifth (5th) business day following the determination of a Payment Event (as such term is defined below), to RC from the Escrow Shares: (i) following any concession of liability by Seller, in whole or in part, the Conceded Amount as set forth in the Conceded Amount Notice; (ii) following any Deemed Concession of liability by Seller, the Claimed Amount; or (iii) following receipt by Escrow Agent of any final decision by an arbitrator, mediator or judge and the expiration of any time to appeal or seek to vacate any amount, as the case may be (a “Final Decision”), the amount awarded in the Final Decision (the “Ordered Amount”) to RC (collectively, clauses (i) (ii) and (iii), the “Payment Events”). Upon the occurrence of a Payment Event, in the event that Escrow Agent must deliver a portion of the Escrow Shares to RC from the Escrow Shares and the applicable Stock Powers, Escrow Agent shall return to RC the Certificates then held by Escrow Agent (the “Primary Certificates”), and RC shall deliver the Primary Certificates to Equity Stock Transfer,, LLC the transfer agent of RC (the “Transfer Agent”), with a letter of instruction and any other document required by the Transfer Agent in connection therewith, from RC directing the Transfer Agent to: (i) cancel the Primary Certificates; (ii)   if elected by RC, issue a new stock certificate registered to RC representing the number of Escrow Shares of the Conceded Amount or Ordered Amount, as applicable, relating to the Payment Event, which shall be delivered by the Transfer Agent to RC; and (iii)  issue new stock certificates registered to Seller representing the Escrow Shares less the shares of the Conceded Amount, or Ordered Amount, as applicable, relating to such Payment Event, which shall be delivered by the Transfer Agent to Escrow Agent to be held in escrow in accordance with the terms set forth herein. At RC’s or the Escrow Agent’s written request, Seller shall deliver with three (3) business days of such request additional Stock Powers to the Escrow Agent with respect to any remaining Escrow Shares.

(g)           For each claim of a Claimed Amount made prior to the Termination Date for which (i) RC has provided the Escrow Agent and Seller with written evidence of the claim and (ii) Seller has not provided evidence of the settlement of the Claim Amount on the Termination Date, the amount of Escrow Shares equal to the maximum amount of the claim shall continue to be held in escrow (a “Maximum Claimed Amount”). On the thirtieth (30th) day from the Termination Date, the balance in escrow less the aggregate of all Maximum Claimed Amounts not otherwise resolved under the terms of this Agreement shall be released and delivered to Seller.

Section 1.4     Disbursements.

(a)            Upon the earlier of termination of this Escrow Agreement pursuant to Section 1.6 hereof or joint written notice from the Parties, Escrow Agent shall release from the Escrow Shares to Seller any portion of the Escrow Shares then remaining less the aggregate Maximum Claimed Amounts for all then outstanding claims for any losses (“Outstanding Claims”) pursuant Section 1.3 of this Agreement asserted within the Escrow Period.

(b)           Upon receipt of a Conceded Amount Notice with respect to a particular Outstanding Claim, Escrow Agent shall promptly deliver to RC, the Conceded Amount in accordance with Section 1.3(e) herein.

(c)            Upon receipt of a Final Decision with respect to a particular Outstanding Claim, Escrow Agent shall promptly deliver to RC or Seller, as the case may be, the Ordered Amount, if any, in accordance with Section 1.3(f) herein. Any court or arbitrator order shall be accompanied by an opinion of counsel for the presenting party that such order is final and non-appealable.

(d)           In the event that the Parties jointly instruct Escrow Agent to disburse the Escrow Shares to any party, Escrow Agent shall comply with such instructions, any provision herein to the contrary notwithstanding.

Section 1.5     Section 1.5 Value of Escrow Shares. For purposes of this Agreement, the value of each Escrow Share shall be equal to the issuance price of the Stock Consideration on the Closing Date under the SPA.

Section 1.6     Termination. This Escrow Agreement shall terminate on the later of (i) the ninetieth (90th) day from the Termination Date or (ii) the disbursement of all of the Escrow Shares to RC or Seller pursuant to Section 1.3(c) of this Agreement, if applicable by the Escrow Agent (the “Termination Date”), at which time Escrow Agent is authorized and directed to disburse the Escrow Shares in accordance with Section 1.3(c) or Section 1.4, as applicable, and this Escrow Agreement shall be of no further force and effect except that the provisions of Sections 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1     Scope of Responsibility. Notwithstanding any provision to the contrary, Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstances will Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to Escrow Agent; and Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2     Attorneys and Agents. Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by Escrow Agent. Escrow Agent shall be reimbursed as set forth in Section 3.1 herein for any and all reasonable compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3     Reliance. Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.

Section 2.4     Right Not Duty Undertaken. The permissive rights of Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5     No Financial Obligation. No provision of this Escrow Agreement shall require Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3

PROVISIONS CONCERNING ESCROW AGENT

Section 3.1     Indemnification. The Parties, jointly and severally, shall indemnify, defend and hold harmless Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other professional fees and expenses which Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of Escrow Agent and the termination of this Escrow Agreement.

Section 3.2     Limitation of Liability. ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3     Resignation or Removal. Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Shares and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4     Compensation. Escrow Agent shall be entitled to compensation for its services contemplated as set forth on Exhibit A to this Agreement, which compensation shall be paid by RC. The Parties agree that RC shall be responsible for all of the expenses or other amounts owed to Escrow Agent hereunder. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then Escrow Agent shall be compensated for such extraordinary services and reimbursed for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event.

Section 3.5     Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or Escrow Agent is in doubt as to the action to be taken hereunder, Escrow Agent is authorized to retain the Escrow Shares until Escrow Agent (a) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Shares, (b) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Shares, in which event Escrow Agent shall be authorized to disburse the Escrow Shares in accordance with such final court order, arbitration decision, or agreement, or (c) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, Escrow Agent shall be relieved of all liability as to the Escrow Shares and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6     Merger or Consolidation. Any corporation or association into which Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7     Attachment of Escrow Shares; Compliance with Legal Orders. In the event that any of the Escrow Shares shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Shares, Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8     Force Majeure. Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4 MISCELLANEOUS

Section 4.1     Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the Parties and Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and Escrow Agent and shall require the prior written consent of the other Party and Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2     Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Shares escheat by operation of law.

Section 4.3     Notices. All notices, requests, demands, and other communications required under this Escrow Agreement (each, a “Notice”) shall be in writing, in English, and shall be deemed to have been duly given if delivered (a) personally, (b) by facsimile transmission with written confirmation of receipt, (c) by overnight delivery with a reputable national overnight delivery service, or (d) by mail or by certified mail, return receipt requested, and postage prepaid. If any Notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail. Any Notice given shall be deemed given upon the actual date of such delivery. If any Notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify Escrow Agent and the other Party in writing of any name or address changes. In the case of any Notice delivered to Escrow Agent, such Notice shall be deemed to have been given on the date received by the Escrow Agent.

If to Seller: At the addresses provided on the signature pages hereto.

If to RC:

Red Cat Holdings, Inc.

607 Ponce de Leon Ave, Suite 407

San Juan, PR 85251

Attention: Jeffrey Thompson, CEO

Tel: (833) 373-3228

Jeff@redcat.red

If to Seller or any of the Sellers:

Gregory French

With a copy (which shall not constitute notice) to:

If to Escrow Agent:

Equity Stock Transfer, LLC

237 W 37th St.

Suite 602

New York, NY 10018

Attention: Mohit Bhansali, CEO

Facsimile: 347.584.3644 Mohit@equitystock.com

With a copy to Seller, if RC is giving the Notice to Escrow Agent

With a copy to RC, if Seller is giving the Notice to Escrow Agent

Section 4.4     Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws.

Section 4.5     Entire Agreement. This Escrow Agreement, together with the SPA, sets forth the entire agreement and understanding of the parties related to the Escrow Shares.

Section 4.6     Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and Escrow Agent.

Section 4.7     Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8     Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9     Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. Counterparts delivered by facsimile, e-mail or other electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

RED CAT HOLDINGS, INC.	GREGORY FRENCH

By:
Name: Jeffrey Thompson
Title: Chief Executive Officer

ESCROW AGENT:

EQUITY STOCK TRANSFER, LLC

By:

Name: Mohit Bhansali

Title: Chief Executive Officer

EXHIBIT A

FEES OF ESCROW AGENT

Acceptance Fee:     $1,500

Initial Fees as they relate to Equity Stock Transfer acting in the capacity of Escrow Agent – includes creation and examination of the Escrow Agreement; acceptance of the Escrow appointment; setting up of the Escrow Account.

Annual Administration Fee:     $1,500

For ordinary administration services by Escrow Agent – includes receiving, investing and disbursing funds pursuant to the requirements set forth in the escrow agreement.

Fees are due at the time of Escrow Agreement execution and annually thereafter. Fees will not be prorated in case of early termination.

Out-of-Pocket Expenses:     At Cost

We only charge for out-of-pocket expenses in response to specific tasks assigned by the client. Therefore, we cannot anticipate what specific out-of-pocket items will be needed or what corresponding expenses will be incurred. Possible expenses would be, but are not limited to, express mail and messenger charges, travel expenses to attend closing or other meetings.

There are no charges for indirect-out-of-pocket expenses.

This fee schedule is based upon the assumptions listed above which pertain to the responsibilities and risks involved in Equity Stock undertaking the role of Escrow Agent. These assumptions are based on information provided to us as of the date of this fee schedule. Our fee schedule is subject to review and acceptance of the final documents. Should any of the assumptions, duties or responsibilities change, we reserve the right to affirm, modify or rescind our fee schedule. If the Account(s) does not open within three (3) months of the date shown below, this proposal will be deemed null and void. Interest shall accrue on all late payments at a rate of one (1%) percent per month until paid.

Annex I

CLAIMS NOTICE

Equity Stock Transfer, LLC

237 W 37th St.

Suite 602

New York, NY 10018

Attention: Mohit Bhansali, CEO

Facsimile: 347.584.3644 Mohit@equitystock.com

Ladies and Gentlemen:

The undersigned, pursuant to Section 1.3(a) of the Escrow Agreement, dated as of , by and among Red Cat Holdings, Inc., a Nevada corporation (“RC”); Seller, a Canadian citizen; and Equity Stock Transfer, LLC, as escrow agent (terms defined in the Escrow Agreement have the same meanings when used herein), hereby certifies that RC is or may be entitled to indemnification pursuant to Article 7 of the SPA in an amount equal to $                   (the “Claimed Amount”). RC further certifies that the nature of the Claim is as follows: [                   ].

Dated:_______, 20__.

Red Cat Holdings, Inc.

By:

Name:

Title:

cc:     Gregory French

Annex II

RESPONSE NOTICE

Equity Stock Transfer, LLC

237 W 37th St.

Suite 602

New York, NY 10018

Attention: Mohit Bhansali, CEO

Facsimile: 347.584.3644 Mohit@equitystock.com

Ladies and Gentlemen:

The undersigned, pursuant to Section 1.3(a) of the Escrow Agreement, dated as of     , by and among Red Cat Holdings, Inc. a Nevada corporation (“RC”); Gregory French, a Canadian citizen; and Equity Stock Transfer, LLC, as escrow agent (terms defined in the Escrow Agreement have the same meanings when used herein), hereby :

(a)            concede liability [in whole for] [in part in respect of $         of] the Claimed Amount (the “Conceded Amount”), referred to in the Claims Notice dated                 , 20__; [and] [or]

(b)           deny liability [in whole for] [in part in respect of $       of] the Claimed Amount referred to in the Claims Notice dated                 , 20__.

Attached hereto is a description of the basis for the foregoing.

Dated:                , 20__.

GREGORY FRENCH

_________________________________

cc:      Red Cat Holdings, Inc.

Annex III

CONCEDED AMOUNT NOTICE

Equity Stock Transfer, LLC

237 W 37th St.

Suite 602

New York, NY 10018

Attention: Mohit Bhansali, CEO

Facsimile: 347.584.3644 Mohit@equitystock.com

Ladies and Gentlemen:

The undersigned, pursuant to Section 1.3(a) of the Escrow Agreement, dated as of , by and among Red Cat Holdings, Inc. a Nevada corporation (“RC”); Gregory French, LLC, a Canadian citizen; and Equity Stock Transfer, LLC, as escrow agent (terms defined in the Escrow Agreement have the same meanings when used herein), hereby jointly:

(a)            certify that [a portion of] the Claimed Amount with respect to the matter described in the attached in the amount of $[               ] (the “Conceded Amount”) is owed to [              ]; and

(b)           instruct you to promptly pay to [               ] from the Escrow Shares [insert amount pursuant to paragraph (a)] as soon as practicable following your receipt of this notice and, in any event, no later than five (5) business days following the date hereof.

Dated:              , 20__.

Red Cat Holdings, Inc.

By:

Name:

Title:

Gregory French

EXHIBIT B

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

FAT SHARK HOLDINGS, LTD. SECURED PROMISSORY NOTE

US$1,000,000	__________, 2020

FOR VALUE RECEIVED, Fat Shark Holdings, Ltd., a Cayman Islands Exempted Company (the “Company”), promises to pay to Greg French, or his permitted assigns (“Purchaser”), in lawful money of the United States of America the principal sum of One Million Dollars ($1,000,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Secured Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to three (3%) percent per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) November 1, 2023 (the “Maturity Date”), (ii) when specified in Section 1(c) in connection with a Put Prepayment (as defined below) or (iii) when, upon the acceleration of an Event of Default after giving effect to any applicable grace periods, such amounts are declared due and payable by Purchaser or made automatically due and payable, in each case, in accordance with the terms hereof. This Note is the “Secured Note” issued pursuant to the Share Purchase Agreement (as defined below). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY A SECURITY AGREEMENT (THE “SECURITY AGREEMENT”) DATED AS OF THE DATE HEREOF AND EXECUTED BY THE COMPANY FOR THE BENEFIT OF PURCHASER. ADDITIONAL RIGHTS OF PURCHASER ARE SET FORTH IN THE SECURITY AGREEMENT.

•	NOTWITHSTANDING ANY CONTRARY PROVISION SET FORTH HEREIN OR IN THE PURCHASE AGREEMENT, THE SECURED PARTY ACKNOWLEDGES THAT THE NOTE IS ISSUED UPON THE SIMULTANEOUS CANCELLATION AND IN REPLACEMENT OF THE INDEBTEDNESS OF COMPANY TO PURCHASER PURSUANT TO THE PURCHASE AGREEMENT.

The following is a statement of the rights of Purchaser and the conditions to which this Note is subject, and to which Purchaser, by the acceptance of this Note, agrees:

1.              Payments.

(a)            Interest. Accrued interest on this Note shall be payable at maturity.

(b)            Voluntary Prepayment. The Company may prepay this Note at any time, in whole or in part, without penalty or premium.

(c)            Purchaser Put Prepayment. At any time following a Qualified Financing or Change of Control, unless Purchaser shall have previously sold at least One million ($1,000,000) of Stock Consideration, until the Maturity Date, Purchaser, at the sole election of the Purchaser and only if specified by the Purchaser to Parent in a writing given in accordance with Section 5(c) (the “Put Notice”), shall have the right to require the Company to repay, in lawful money of the United States of America and immediately available funds, all unpaid principal, together with any then unpaid and accrued interest and other amounts payable under the Note then outstanding (the “Put Prepayment”) up to the amount that shall equal twenty-five (25%) percent of the net proceeds of the Qualified Financing. Upon Purchaser’s election of a Put Prepayment, the Company shall repay the Note pursuant to this Section 1(c) within thirty (30) days from the date the Put Notice is given by the Purchaser to the Parent (as determined pursuant to Section 5(c)). For purposes hereof, a “Change of Control” shall mean the date of the consummation of a merger, reorganization or consolidation of the Parent or any Subsidiary with any other corporation that has been approved by the stockholders of the Parent or such Subsidiary, by means of any transaction or series of related transactions, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty (50%) percent of the total voting power represented by the voting securities of such company or such surviving entity outstanding immediately after such merger or consolidation or a transaction or series of related transactions undertaken for the purpose of changing the jurisdiction of incorporation of Company; or the date of the consummation of the sale or disposition of all or substantially all of such Company’s assets.

2.     Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)            Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this on the date due and such payment shall not have been made within ten (10) business days of the Company’s receipt of written notice from Purchaser of such failure to pay; or

(b)            Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement in any material respect contained in this Note or the Security Agreement (other than those specified in Section 2(a)) and such failure shall continue for ten (10) business days after the Company’s receipt of written notice to the Company of such failure; or

(c)            Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Parent to Purchaser in writing in connection with this Note, including, without limitation, the representations and warranties of the Parent in the Purchase Agreement, or as an inducement to Purchaser to enter into this Note, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(d)            Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(e)            Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

3.              Rights of Purchaser upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 2(d) or 2(e)) and at any time thereafter during the continuance of such Event of Default, Purchaser may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 2(d) or 2(e), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Security Agreement to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Purchaser may exercise any other right, power or remedy granted to it by the Security Agreement or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

4.              Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or a member of such Person’s immediate family; or, if such Person is a partnership or a limited liability company, any general partner or managing member, as applicable, of such Person or a Person controlling any such general partner or managing member. For purposes of this definition, “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Event of Default” has the meaning given in Section 2 hereof.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Purchaser of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note and the Security Agreement, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of the date hereof, by and among the Seller, the Companies, Buyer and Parent (as defined in the Purchase Agreement).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” has the meaning given in the introductory paragraphs to this Note. “Share Charge Agreements” shall mean the Share Charge Agreements, each dated as of the date hereof, by and among Purchaser, and the Company concerning the shares of Fat Shark Tech. LTD., a Cayman Islands Exempted Company (“Trading”), and Fat Shark Technology SEZC, a Cayman Islands Special Economic Zone Company (“Tech”) wholly owned by the Company.

5.	Miscellaneous.

(a)            Successors and Assigns; Transfer of this Note; No Transfers to Bad Actors; Notice of Bad Actor Status.

(i)          Subject to the restrictions on transfer described in this Section 5(a), the rights and obligations of the Company and Purchaser shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(ii)          With respect to any offer, sale or other disposition of this Note to any Person other than an Affiliate of Purchaser, Purchaser will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Purchaser’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Purchaser that Purchaser may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 5(a) that the opinion of counsel for Purchaser, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Purchaser promptly after such determination has been made. Each Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Notwithstanding the foregoing, Purchaser may transfer the Note to an Affiliate of Purchaser.

(iii)          Subject to Section 5(a)(ii), transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company as provided in the Purchase Agreement. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

(iv)          Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Purchaser.

(b)            Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Purchaser.

Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed, emailed or delivered to each party as follows: (i) if to Purchaser, at [Address], [telephone], [facsimile], [email] or at such other address as Purchaser shall have furnished the Company in writing, or (ii) if to the Company, to Greg French at                                     with a copy to HSM Corporate Services Ltd., 68 Fort Street, George Town, Grand Cayman KY1-1207, Cayman Islands, Telephone: 345-815-7355 Att: Lisa Shemwell and Red Cat Holdings, Inc., Ponce de Leon Ave, Suite 407, San Juan Puerto Rico 85251, Att: Jeffrey Thompson, CEO, telephone (939) 200-9400 email Jeff@redcat.red with a copy to Law Office of Harvey J. Kesner, 500 Fifth Avenue, Suite 938, New York, NY 10036 telephone (646) 678-2543 email (pdox74@gmail.com), or at such other address as the Company shall have furnished to Purchaser in writing. All such notices and communications shall be effective (i) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (ii) when mailed by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (iii) when delivered by hand, upon delivery; and (d) when faxed or emailed, upon receipt.

(c)	Payment. Payment shall be made in lawful tender of the United States.

(d)            Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(e)            Expenses; Waivers. If action is instituted to collect this Note, the Company promises to pay all reasonable and documented costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(f)             Governing Law; Venue. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. Each of Purchaser and the Company irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the federal courts of the United States located in the City of Wilmington, State of Delaware, in respect of any dispute arising from the subject matter hereof.

(g)            Waiver of Jury Trial. By acceptance of this Note, Purchaser hereby agrees and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note or the Purchase Agreement.

(Signature Page Follows)

The Company has caused this Note to be issued as of the date first written above.

FAT SHARK HOLDINGS, LTD.

By:

Name: Allan Evans

Title: Chief Executive Officer

Address:

[Signature Page to Senior Secured Promissory Note]

Dated                                        2020

Floating Charge

by

Fat Shark Holdings, Ltd.

in favour of

Mr. Gregory French

HSM Chambers

68 Fort Street

PO Box 31726

George Town

Grand Cayman, KY1-1207

Cayman Islands

FLOATING CHARGE

This Floating Charge is made by:-

(1)	Fat Shark Holdings, Ltd. and Exempted Company incorporated and registered in the Cayman Islands with company number 327385 whose registered office is c/o HSM Corporate Services Ltd., 68 Fort Street, George Town, Grand Cayman (hereinafter referred to as the "Company"); and

(2)                Mr. Gregory French of 280 Raleigh Quay, Grand Cayman, Cayman Islands (the "Lender"). WHEREAS:

(A)	Pursuant to a Share Purchase Agreement of even date herewith (the "Share Purchase Agreement") the Company has issued a secured promissory note (the “Promissory Note”) to the Lender in the amount of US$1,000,000 (one million US dollars) ; and

(B)	In security of the performances of the Company's obligations under the Promissory Note, the Company is required to grant this Floating Charge.

1.	DEFINITIONS AND INTERPRETATION

1.1.	Words and expressions defined in the Promissory Note or whose definitions are imported into the Promissory Note shall bear the same meanings in this Floating Charge (including the recitals and schedule hereto) unless otherwise defined herein or unless the context otherwise requires.

1.2.	In this Floating Charge, the following words and expressions shall be defined as follows:

"Assets" means the whole of the property (including uncalled capital) assets and rights which is or may be from time to time comprised in the property and undertaking of the Company.

"Business Day" means a day other than a Saturday or Sunday when banks are open for ordinary business in the United States of America.

"Secured Liabilities" means all present and future obligations and liabilities of the Company to the Lender under the Promissory Note and/or this Floating Charge together with:

(i)	any refinancing, novation, refunding, deferral or extension of or increase in any of those obligations or liabilities;
(ii)	any further obligations and liabilities which may be made by the Lender to the Company under any agreement expressed to be supplemental to the Promissory Note and all interest, fees, and costs in connection therewith;
(iii)	all costs, charges and expenses properly incurred by the Lender in connection with the protection, preservation or enforcement of its respective rights under the Promissory Note and/or this Floating Charge;
(iv)	any claim for damages or restitution in the event of recission of any of those obligations or liabilities or otherwise in connection with the Promissory Note;
(v)	any claim against the Company flowing from the recovery by the Company of a payment or discharge in respect of any of those obligations or liabilities on grounds of preference or otherwise; and
(vi)	any amounts which would be included in any of the foregoing but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

1.3.	References to:

1.3.1.	statutes, statutory provisions and other legislation shall include all amendments, substitutions, modifications and re-enactments for the time being in force and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant legislation;
1.3.2.	"including" shall not be construed as limiting the generality of the words preceding it;
1.3.3.	any term or phrase defined in the Companies Law of the Cayman Islands (as amended from time to time) shall bear the same meaning in this Floating Charge;
1.3.4.	words importing the singular shall include the plural and vice versa and words denoting any gender shall include all genders;
1.3.5.	this "Floating Charge" and to any provisions of it or to any other document referred to in this Floating Charge shall be construed as references to it in force for the time being as amended, varied, supplemented, restated, substituted or novated from time to time;
1.3.6.	any person are to be construed to include references to a corporation, firm, company, partnership, joint venture, unincorporated body of persons, individual or any state or agency of a state, whether or not a separate legal entity;
1.3.7.	any person are to be construed to include that person's assignees or transferees or successors in title, whether direct or indirect;
1.3.8.	clause headings are for ease of reference only and are not to affect the interpretation of this Floating Charge;

1.4.	The use of bold type shall be ignored in the construction of this Floating Charge.

2.	PAYMENT OBLIGATION

2.1.	The Company hereby undertakes to the Lender that it will pay and discharge the Secured Liabilities to the Lender in accordance with the terms of the Promissory Note and this Floating Charge.

2.2.	All payments under this Floating Charge will be made in immediately available funds in the currency and to the account specified by the Lender in any demand.

3.	CHARGING PROVISION

3.1.	The Company grants a floating charge over the Assets to the Lender as a continuing security for the payment or discharge of the Secured Liabilities.

4.	NEGATIVE PLEDGE AND RANKING OF FLOATING CHARGE

4.1.	The Company agrees that it shall be prohibited from granting or creating subsequent to the date of this Floating Charge any fixed security or any other floating charge over the Assets or any part or parts of them, other than in favour of the Lender or in favour or another person and with the prior written consent of the Lender provided always that the Lender shall consent to the granting of a pledge, security, interest, mortgage, debenture, charge, lien or encumbrance in accordance with and subject to the terms of the Promissory Note .

4.2.	Subject to the provisions of Clause 4.1 above, this Floating Charge shall rank in priority for the Secured Liabilities over any assets of the Company and ahead of any fixed security created by the Company after its execution of this Floating Charge and in priority to any other floating charge created by the Company after its execution of this Floating Charge.

5.	PROTECTION OF SECURITY

5.1.	The Company agrees that this Floating Charge is and shall be in addition and without prejudice to any other security or rights which the Lender holds or may hold in respect of all or any of the Secured Liabilities;

5.2.	This Floating Charge will be a continuing security for the Secured liabilities notwithstanding any intermediate payment or settlement of all or any part of the Secured liabilities or any other matter or thing whatsoever.

5.3.	The Lender shall be entitled, at its own expense, to have a valuation of the Assets or any part or parts of them carried out from time to time by an independent surveyor or valuer and the Company consents to any such valuation report being prepared and agrees to provide such access and other assistance as may be reasonably required by the Lender for such purposes.

5.4.	If for any reason the security constituted hereby ceases to be a continuing security or the Lender receives or is deemed to have received notice (whether actual or constructive) of any subsequent security affecting all or any part of the Assets and/or the proceeds of sale thereof, the Lender may open a new account with or continue any existing account with the Company and the liability of the Company in respect of the Secured Liabilities at the date of such cessation shall remain regardless of any payments in or out of any such account.

6.	LIABILITY TO PERFORM

6.1.	In the event of failure of the Company to fulfil any of its obligations under this Floating Charge, the Lender may make such payments or perform or fulfil any of the obligations of the Company on behalf of the Company. Any amounts expended or costs incurred by the Lender under this provision (and interest thereon) shall be deemed properly paid, shall be recoverable from the Company and, until recovered, shall form part of the Secured Liabilities and shall be secured by this Floating Charge.

7.	ENFORCEMENT

7.1.	This Floating Charge shall only be enforceable following written notice from the Lender to the Company pursuant to clause 5(c) of the Promissory Note.

7.2.	No purchaser or other person shall be bound or concerned to see or enquire whether the rights of the Lender to exercise any of the powers hereby conferred has arisen or not or be concerned with notice to the contrary or of the propriety of the exercise or purported exercise of such powers.

7.3.	The Lender shall not be liable to account to the Company for any sums or be liable to the Company for any loss or damage arising:

7.3.1.	from any realisation by the Lender of the Assets or any part thereof in the exercise of its rights or powers hereunder; or

7.3.2.	from any act, default or omission of the Lender in relation to the exercise of its powers hereunder; or

7.3.3.	from the exercise or non-exercise by the Lender of any power, authority or discretion conferred upon the Lender in relation to the Assets or any part thereof by or pursuant to this Floating Charge.

8.	INDEMNITY

8.1.	The Company hereby indemnifies and undertakes to keep indemnified the Lender in respect of all liabilities and expenses incurred by it or them in good faith in the proper execution or purported execution of any rights, powers or discretions vested in it or them pursuant hereto as a result of being the possessor of the Assets from whatsoever cause arising, provided that this indemnity shall not apply to the extent of any loss arising as a result of the gross negligence or wilful default of the Lender.

8.2.	The Lender shall not be liable for any losses arising in connection with the exercise or purported exercise of any of its rights, powers and discretions in good faith hereunder.

9.	AVOIDANCE

Where any discharge (whether in respect of the Secured Liabilities, this Floating Charge, any security therefor or otherwise) is made in whole or in part or any arrangement is made in whole or in part on the faith of any payment, security or other disposition which may be avoided or repaid on the bankruptcy, insolvency, liquidation, administration or otherwise without limitation of the Company, the liability of the Company under this Floating Charge shall continue as if there had been no such discharge or arrangement. The Lender shall be entitled to concede or compromise any claim that any such payment, security or other disposition is liable to avoidance or repayment.

10.	SUSPENSE ACCOUNT

Until the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full, the Lender may:

(i)	refrain from applying or enforcing any other security, moneys or rights held or received by the Lender in respect of the Secured Liabilities or apply and enforce the same in such manner and order as the Lender sees fit (whether against such amounts or otherwise) and the Company shall not be entitled to the benefit of the same; and

(ii)	hold in suspense account any moneys received from the Company on account of the Secured Liabilities by way of a partial payment, it being hereby agreed that interest shall be payable on the amount from time to time standing to the credit of such suspense account at such rate as the Lender from time to time determines and that any amounts of interest so paid shall be added to the principal amount held in such suspense account and be applied accordingly.

11.	NO CONTRIBUTION

The Company shall not, by virtue of any enforcement of the security constituted hereby, or any payment made by it hereunder or otherwise, be entitled at any time to exercise, claim or have the benefit of any right of contribution or similar rights against the Lender, and all rights of contribution or similar rights against the Lender are hereby expressly waived by the Company.

12.	PRESERVATION OF RIGHTS

Other than as provided in this Floating Charge, the Lender shall not be obliged before exercising any of the rights, powers, discretions or remedies conferred upon it by this Floating Charge or by law:

(i)	to take any action, including but not limited to the giving of notice to, or making of any demand upon, the Company or any other person or the obtaining or enforcement of any judgment, decree or order in any court against the Company or any other person;

(ii)	to make or file any claim or proof in a winding-up or liquidation of the Company or any other person;

(iii)	to enforce or seek to enforce any of its rights, powers, discretions or remedies under any other security in respect of the Secured Liabilities.

13.	FURTHER ASSURANCE

The Company hereby irrevocably undertakes to the Lender that it shall take all steps that the Lender may require to perfect under any appropriate law the security intended to be constituted by or pursuant to this Floating Charge in respect of all or any part of its property, assets and rights for the purposes of protecting such security or (upon such security becoming enforceable) facilitating the realisation of such property and/or the enforcement of the security constituted by or pursuant to, and/or the exercise of any rights of the Lender or the receiver under, this Floating Charge.

14.	REMEDIES AND WAIVERS

14.1	No waiver

No failure to exercise and no delay in exercising on the part of the Lender any right, power, discretion or remedy under this Floating Charge shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, discretion or remedy preclude any other or further exercise thereof, or the exercise of any other right, power, discretion or remedy hereunder. The rights and remedies provided in this Floating Charge are cumulative and not exclusive of any rights or remedies provided by law or otherwise. Any waiver and any consent by the Lender under this Floating Charge must be made in writing and may be given subject to any conditions thought fit by the Lender.

14.2	No prejudice

This Floating Charge and the security constituted hereby shall not be affected by any amendment, novation, variation or replacement of the Promissory Note at any time after the date hereof or any other act, omission or other circumstances which, but for this provision, would or might discharge this Floating Charge or the security hereby created.

14.3	Application to Court

The Company hereby agrees that the Lender shall have an express and absolute right to apply to court for directions in connection with this Floating Charge including (without limitation) to seek judicial determination with respect to, inter alia, interpretation of the terms and provisions of this Floating Charge, the release of any security constituted hereby, the enforcement of any security constituted hereby and all such other issues in relation to this Floating Charge as the Lender may consider necessitates judicial determination. The Company further agrees that it shall not and shall not be entitled to apply for any costs award to be made against the Lender in connection with any such application.

15.	PARTIAL INVALIDITY

If any provision of this Floating Charge shall to any extent be illegal, invalid or unenforceable, the remainder of this Floating Charge shall not be affected thereby and each provision of this Floating Charge shall be valid and enforceable to the fullest extent permitted by law and a substitute provision shall be negotiated by the parties hereto to preserve as nearly as possible the original intent of this Floating Charge. This Floating Charge shall remain in full force and effect to secure the Secured Liabilities notwithstanding termination of Share Purchase Agreement ..

16.	ATTORNEY

The Company hereby irrevocably appoints the Lender (acting by a duly authorised official) to be its attorney and on its behalf and in its name or otherwise generally to sign, seal, execute and deliver and otherwise perfect this Floating Charge or any other documents required for the purpose of any enforcement action by the Lender in connection therewith and which the Company has not done, and generally to use the name of the Company in the exercise of all or any of the powers hereby conferred on the Lender.

The Company hereby undertakes that it shall on request by the Lender ratify and confirm the actions of any such attorney.

17.	ASSIGNATION

17.1       Lender

This Floating Charge shall be binding upon and inure to the benefit of the Company and the Lender, the successors and permitted assignees of the Lender and the successors of the Company. References to the Lender hereunder include any permitted assignee or transferee of the Lender of its rights and obligations hereunder. Any successor to or permitted assignee of the Lender shall be entitled to the full benefit, subject to the burden, hereof.

17.2        Company

The Company may not assign or transfer all or any part of its rights or obligations hereunder

18.	CERTIFICATE

Any account or certificate signed by an officer of the Lender or other signing official authorised by the Lender shall, in the absence of manifest error, ascertain, specify and constitute the sums for which the Company is liable hereunder and the Company hereto consents to the registration of this Floating Charge and of any such account or certificate for preservation and execution.

19.	NOTICES

19.1	Any communication to be made under or in connection with this Floating Charge shall be made in writing and, unless otherwise stated, may be made by fax or letter.

19.2	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Floating Charge is:

(i)	in the case of the Company:
Address:
Fax:
Attention:

(ii)	in the case of the Lender:
Address:
Fax:
Attention:

or any substitute address, fax number or department or officer as the Company may notify the Lender, if a change is made by the Company or the Lender may notify to the Company, if a change is made by the Lender by not less than five Business Days' notice.

19.3	Any communication or document made or delivered by one person to another under or in connection with this Floating Charge will only be effective:

(a)	if by way of fax or email, immediately provided that an affirmative transmission report of such fax or email is obtained; or
(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

19.4	Any notice given under or in connection with this Floating Charge must be in English.

All other documents provided under or in connection with this Floating Charge must be:

(a)	in English; or
(b)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

20.	CONSENT TO REGISTRATION

The Company consents to the registration of this Floating Charge in the Register of Mortgages and Charges of the Company above for preservation.

21.	GOVERNING LAW

This Floating Charge shall be governed by and construed in all respects in accordance with the laws of the Cayman Islands and the parties hereby submit to the non-exclusive jurisdiction of the Cayman Islands Courts.

IN WITNESS WHEREOF the Company has executed this Floating Charge:

Signed by

for and on behalf of Fat Shark Holdings, Ltd.

..............................................

Director

Witness:

Name: Occupation:

EXHIBIT C

[Registration Provisions]

10.1        Demand Registration Right.

(a)            At any time following a Qualified Financing, Seller (the “ Seller”), may make a written request (specifying the intended method of disposition and the amount of Registrable Securities (as defined herein) proposed to be sold) that the Parent effect, and the Parent shall use its reasonable best efforts to effect, a registration (a “Demand Registration”) of all or any requested portion of the Registrable Securities collectively held by such Seller (subject to Section 10.4). The Parent shall not be obligated to effect a Demand Registration if the Registrable Securities requested by the Seller to be registered have (x) at any time prior to a Qualified Financing or (y) at any time after a Qualified Financing, an estimated aggregate public offering price (before deduction of any underwriting discounts and commissions) of less than twenty five million dollars ($25,000,000). If the Board of Directors, in its good faith judgment, determines that any registration of the Registrable Securities should not be made or continued because it would materially interfere with any material financing, acquisition, corporate reorganization or merger or other material transaction involving the Parent (a “Valid Business Reason”), the Parent may (i) postpone filing a Registration Statement relating to a Demand Registration until such Valid Business Reason no longer exists, but in no event for more than one hundred and eighty (180) days, and (ii) in case a Registration Statement has been filed relating to a Demand Registration, if the Valid Business Reason has not resulted from actions taken by the Parent, the Parent, upon the approval of the Board of Directors, acting in good faith, may cause such Registration Statement to be withdrawn and its effectiveness terminated; provided, however, that a new Registration Statement is filed within one hundred and eighty (180) days thereafter, or may postpone amending or supplementing such Registration Statement, but in no event for more than one hundred and eighty (180) days; provided, however, that if the registration of Registrable Securities is postponed pursuant to clause (i), the Parent shall not be permitted to register under the Securities Act any equity Securities of the Parent owned by other Seller of the Parent during any such postponement. The Parent shall give written notice of its determination to postpone or withdraw a Registration Statement and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Parent may not postpone or withdraw a filing under this Section 10.1(a) more than once in any twelve (12) month period. For the avoidance of doubt, any postponement or withdrawal of a Registration Statement shall result in the related registration of Registrable Securities not constituting a Demand Registration for purposes of Section 10.3 hereof.

(b)           The Parent shall use its reasonable best efforts to cause such Demand Registration to be in the form of a firm commitment underwritten offering and the managing underwriter or underwriter selected for such offering shall be selected by the Seller (the “IM Underwriter”), provided such IM Underwriter is a nationally recognized firm and reasonably acceptable to the Board of Directors. In connection with any Demand Registration under this Section 10.1 involving an underwritten offering, none of the Registrable Securities held by an Seller making a request for inclusion of such Registrable Securities shall be included in such underwritten offering unless such Seller accepts the terms of the offering as agreed upon by the Parent and the IM Underwriter, such terms to be in an underwriting agreement in customary form, and then only in such quantity as will not, in the reasonable determination of the Parent based on discussions with the IM Underwriter, jeopardize the success of such offering.

(c)            Seller shall be entitled to a single demand registration.

10.2        Piggyback Registration Right. Within five (5) Business Days following receipt by the Parent of a request from the Seller to effect a Demand Registration that would register at least a majority of the Registrable Securities held by such Seller, the Parent shall give written notice of such request to each other Seller (the “Non- Seller”), which shall describe the anticipated filing date, the proposed registration and plan of distribution, and offer the Non- Seller the opportunity to register their Pro Rata Share (based on the Pro Rata Share of the Non- Seller as compared to the Pro Rata Share of the Seller) of Registrable Securities (an “Incidental Registration”) in such registration. Following the receipt of such notice, each Non- Seller shall be entitled, by delivery of a written request to the Parent delivered no later than five (5) Business Days following receipt of notice from the Parent, to include all or any portion of their applicable Pro Rata Share of their Registrable Securities in such Demand Registration (subject to Section 10.4). The right of each Non- Seller to have Registrable Securities included in a Demand Registration pursuant to this Section 10.2 shall be conditioned upon each Non- Seller entering into (together with the Seller) an underwriting agreement in customary form with the IM Underwriter. Subject to Section 10.4, the Parent shall use its reasonable best efforts (within five (5) Business Days of the notice provided for above) to cause the IM Underwriter to permit the Non- Seller to participate in the Incidental Registration to include its Registrable Securities in such offering on the same terms and conditions as the Registrable Securities being sold for the account of the Seller.

10.3        Effective Demand Registration. The Parent shall use its reasonable commercial efforts to cause any Demand Registration to become effective not later than one hundred and twenty (120) days after it receives a request under Section 10.1(a) hereof and to remain effective for the lesser of (i) the period during which all Units registered in the Demand Registration are sold and (ii) one hundred and twenty (120) days, provided, however, that a registration shall not constitute a Demand Registration if (x) after such Demand Registration has become effective, such registration or the related offer, sale or distribution of Registrable Securities thereunder is interfered with by any stop order, injunction or other order or requirement of the Commission or other Governmental Authority for any reason not solely attributable to the Seller and such interference is not thereafter eliminated or (y) the conditions specified in the underwriting agreement, if any, entered into in connection with such Demand Registration are not satisfied or waived, other than by reason of a failure by the Seller.

10.4        Cutback. If the Parent reasonably determines (after consultation with the IM Underwriter) that the amount of Registrable Securities requested to be included in such Demand Registration exceeds the amount which can be sold in such offering without adversely affecting the distribution of the Registrable Securities being offered, then the Parent will reduce the Registrable Securities to be included in such offering pro rata based on the number of Registrable Securities owned by each such Seller and Non- Seller.

10.5        Form S-3 Registration.

(a)            S-3 Registration. Upon Parent becoming eligible for use of Form S-3 (or any successor form thereto) under the Securities Act in connection with a public offering of its securities, in the event that the Parent shall receive from any Seller or group of Seller, a written request that the Parent register, under the Securities Act on Form S-3 (or any successor form then in effect) (an “S-3 Registration”), all or a portion of the Stock owned by such S-3 Seller, the Parent shall give written notice of such request to all of the other Seller (other than S-3 Seller) at least twenty (20) Business Days before the anticipated filing date of such Form S-3, and such notice shall describe the proposed registration and offer such other Seller the opportunity to register the number of shares of Stock as each other Seller may request in writing to the Parent, given within five (5) Business Days after their receipt from the Parent of the written notice of such registration. If requested by the S-3 Seller, such S-3 Registration shall be for an offering on a continuous basis pursuant to Rule 415 under the Securities Act. The Parent shall use its reasonable best efforts to (x) file such registration pursuant to this Section 10.5(a) as promptly as practicable (but not later than thirty (30) days after it receives a request therefor) and shall use its reasonable best efforts to cause such registration statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof and (y) include in such offering the Stock of the other Seller (other than S-3 Seller) (the “S-3 Non- Seller”) who have requested in writing to participate in such S-3 Registration on the same terms and conditions as the Stock of the S-3 Seller.

(b)           Delay of S-3 Registration. If the Board of Directors has a Valid Business Reason, the Parent may (x) postpone filing a Registration Statement relating to a S-3 Registration until such Valid Business Reason no longer exists, but in no event for more than ninety (90) days, and (y) in case a Registration Statement has been filed relating to a S-3 Registration, if the Valid Business Reason has not resulted from actions taken by the Parent, the Parent, upon the approval of a majority of the Board of Directors acting in good faith, may cause such Registration Statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such Registration Statement. The Parent shall give written notice to the Seller of its determination to postpone or withdraw a Registration Statement and of the fact that the Valid Business Reason for such postponement or withdrawal no longer exists, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Parent may not postpone or withdraw a filing due to a Valid Business Reason more than once in any twelve (12) month period. The Parent shall not be required to effect any registration pursuant to this Section 10.5 (i) within ninety (90) days after the effective date of any other Registration Statement of the Parent, (ii) if Form S-3 is not available for such offering by the S-3 Seller or (iii) if the Registrable Securities requested by the S-3 Seller to be registered have an estimated aggregate public offering price of less than 10 million dollars ($10,000,000).

10.6        Holdback Agreements.

(a)            To the extent not inconsistent with applicable law and requested by the underwriter, in the case of any public offering by the Parent or by the Seller pursuant to this Agreement (an underwritten or best efforts offering), each Seller agrees not to effect any public sale or distribution of any Registrable Securities or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 under the Securities Act, or offer to sell, contract to sell (including any short sale), grant any option to purchase or enter into any hedging or similar transaction with the same economic effect as a sale of Registrable Securities, in each case, during the one-hundred eighty (180) day period (or such lesser period as the underwriter may agree) beginning on the effective date of the registration statement (except as part of such registration) for such public offering (such period of time, the “Holdback Period”); provided, however, that the Holdback Period shall be the same with respect to all Seller.

(b)           The Parent agrees not to effect any public sale or distribution of any of its securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form S-4 or S-8 or any successor thereto), during the period beginning on the effective date of any Registration Statement filed pursuant to Section 10.1 in which the Seller are participating and ending on the earlier of (i) the date on which all Registrable Securities on such registration statement are sold and (ii) ninety (90) days (or such lesser period as the underwriter may agree) after the effective date of such registration statement (except as part of such registration).

10.7        Registration Procedures.

(a)            Whenever registration of Registrable Securities has been requested pursuant to Section 10.1, Section 10.2 or Section 10.5, the Parent or Parent, as applicable, shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as quickly as practicable, and in connection with any such request, the Parent shall, as expeditiously as possible (as used in this Section 10.7, the term Parent shall also include Parent and Registrable Securities shall also include Stock, as the case may be):

(i)                  prepare and file with the Commission a Registration Statement on any form for which the Parent then qualifies or which counsel for the Parent shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and cause such Registration Statement to become effective; provided, however, that (x) before filing a Registration Statement or prospectus or any amendments or supplements thereto, the Parent shall provide one legal counsel selected by holders of a majority of the Registrable Securities to be included in such Registration Statement (“Seller’ Counsel”) with an adequate and appropriate opportunity to review and comment on such Registration Statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the Commission, subject to such documents being under the Parent’s control, and (y) the Parent shall promptly notify the Seller’ Counsel and each seller of Registrable Securities of any stop order issued or threatened by the Commission and promptly take all action required to prevent the entry of such stop order or to remove it if entered;

(ii)                  prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the lesser of (x) one hundred and twenty (120) days and (y) such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold; provided, however, that if the S-3 Seller has requested that an S-3 Registration be for an offering on a continuous basis pursuant to Rule 415 under the Securities Act, then the Parent shall keep such Registration Statement effective until all Registrable Securities covered by such Registration Statement have been sold; and shall comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(iii)                  furnish to each seller of Registrable Securities, prior to filing a Registration Statement, a reasonable number of copies of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case, including all exhibits thereto), and the prospectus included in such Registration Statement (including each preliminary prospectus) and any prospectus filed under Rule 424 under the Securities Act as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(iv)                  register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Securities may request, and to continue such qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any such seller requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Parent shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 10.7(a)(iv), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

(v)                  notify each seller of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and the Parent shall promptly prepare a supplement or amendment to such prospectus and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to or an amendment of such prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vi)                  enter into and perform customary agreements (including an underwriting agreement in customary form with the Parent underwriter) and take such other actions as are prudent and reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including causing its officers to participate in “road shows” and other information meetings organized by the IM Underwriter or the Parent underwriter;

(vii)                  upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Parent, which shall be consistent with the due diligence and disclosure obligations under securities laws applicable to the Parent and the Seller, make available at reasonable times for inspection by any managing underwriter participating in any disposition of such Registrable Securities pursuant to a Registration Statement, Seller’ Counsel and any attorney, accountant or other agent retained by any managing underwriter, all financial and other records, pertinent corporate documents and properties of the Parent and its Subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Parent’s and its Subsidiaries’ officers, directors and employees, and the independent public accountants of the Parent, to supply all information reasonably requested by any such Person in connection with such Registration Statement;

(viii)                  if such sale is pursuant to an underwritten offering, obtain “cold comfort” letters dated the effective date of the Registration Statement and the date of the closing under the underwriting agreement from the Parent’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as Seller’ Counsel or the managing underwriter reasonably requests;

(ix)                  furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration Statement with respect to such securities becomes effective, an opinion, dated such date, of counsel representing the Parent for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions;

(x)                  comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, as soon as reasonably practicable but no later than fifteen (15) months after the effective date of the Registration Statement, an earnings statement covering a period of twelve (12) months beginning after the effective date of the Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xi)                  cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Parent are then listed provided that the applicable listing requirements are satisfied;

(xii)                  keep Seller’ Counsel advised as to the initiation and progress of any registration under Section 10.1, Section 10.2 or Section 10.5 hereunder;

(xiii)                  cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA; and

(xiv)                  take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

10.8        Seller Information. The Parent may require each seller of Registrable Securities as to which any registration is being effected to furnish, and such seller shall furnish, to the Parent such information regarding the distribution of such securities as the Parent may from time to time reasonably request in writing, as a condition to including such Registrable Securities in such Registration Statement.

10.9        Notice to Discontinue. Each Seller agrees that, upon receipt of any notice from the Parent of the happening of any event of the kind described in Section 10.7(a)(v), such Seller shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Seller’ receipt of the copies of the supplemented or amended prospectus contemplated by Section 10.7(a)(v) and, if so directed by the Parent, such Seller shall deliver to the Parent (at the Parent’s expense) all copies, other than permanent file copies then in such Seller’ possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Parent shall give any such notice, the Parent shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including the period referred to in Section 10.7(a)(ii)) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 10.7(a)(v) to and including the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 10.7(a)(v).

10.10     Registration Expenses. The Parent shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including (i) Commission, stock exchange and FINRA registration and filing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and expenses of counsel to the Parent and of its independent public accountants and any other accounting fees, charges and expenses incurred by the Parent (including any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification) and the reasonable legal fees, charges and expenses of a single counsel to the Seller incurred by such Seller participating in any registration as a group, and (v) any liability insurance or other premiums for insurance obtained in connection with any Demand Registration or piggy-back registration thereon, Incidental Registration or S-3 Registration pursuant to the terms of this Agreement, regardless of whether such Registration Statement is declared effective. All of the expenses described in the preceding sentence of this Section 10.10 are referred to herein as “Registration Expenses.” The holder of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to registration and sale of such Seller’ Registrable Securities and, subject to clause (iv) above, shall bear the fees and expenses of their own counsel.

10.11     Indemnification; Contribution.

(a)            Indemnification by the Parent. The Parent shall indemnify and hold harmless each Seller, its partners, directors, officers, Affiliates and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Seller from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) (each, a “Liability” and collectively, “Liabilities”), arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, prospectus or preliminary prospectus (as amended or supplemented if the Parent shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (or in the case of any prospectus, in light of the circumstances such statements were made), except insofar as such Liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission contained in such Registration Statement, preliminary prospectus or final prospectus in reliance and in conformity with information concerning any Seller furnished in writing to the Parent by such Seller expressly for use therein, including the information furnished to the Parent pursuant to Section 10.11(b). The Parent shall also provide customary indemnities to any underwriters of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the Seller.

(b)           Indemnification by the Seller. In connection with any Registration Statement in which any Seller is participating pursuant to Section 10.1, Section 10.2 or Section 10.5 hereof, each Seller shall promptly furnish to the Parent in writing such information with respect to such Seller as the Parent may reasonably request or as may be required by law for use in connection with any such Registration Statement or prospectus and all information required to be disclosed in order to make the information previously furnished to the Parent by such Seller not materially misleading or necessary to cause such Registration Statement not to omit a material fact with respect to such Seller necessary in order to make the statements therein not misleading. Each Seller agrees to indemnify and hold harmless the Parent, its partners, directors, officers, Affiliates, any underwriter retained by the Parent and each Person who controls the Parent or such underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any and all Liabilities arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, prospectus or preliminary prospectus (as amended or supplemented if the Parent shall have furnished any amendments or supplements thereto) or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (or in the case of any prospectus, in light of the circumstances such statements were made), but if and only to the extent that such Liability arises out of or is based upon any untrue statement or alleged omission or alleged untrue statement or omission contained in such Registration Statement, preliminary prospectus or final prospectus in reliance and in conformity with information concerning such Seller furnished in writing by such Seller expressly for use therein, provided, however, that the total amount to be indemnified by each Seller pursuant to this Section 10.11(b) shall be limited to such Seller’ pro rata portion of the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Seller in the offering to which the Registration Statement or prospectus relates.

(c)            Conduct of Indemnification Proceedings. Any Person entitled to indemnification under this Section 10.11 (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties. No Indemnifying Party shall be liable for any settlement entered into without its written consent (such consent not to be unreasonably withheld or delayed). No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

(d)           Contribution. If the indemnification provided for in this Section 10.11 from the Indemnifying Party is held by a court of competent jurisdiction to be unavailable to an Indemnified Party hereunder in respect of any Liabilities referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and Indemnified Party on the other in connection with the statements or omissions which resulted in such Liabilities, as well as other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 10.11(a), 10.11(b) and 10.11(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, however, that the total amount to be contributed by any Seller shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by the Seller in the offering.

(e)            Fraud. The parties hereto agree that it would not be just and equitable if contribution pursuant to Section 10.11(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

10.12     Initial Public Offering.

(a)            In connection with an Initial Public Offering of the Parent, (i) the Seller hereby grant a power of attorney to the Parent to act on their behalf to effect the provisions of this Section 10.12, and (ii) all Seller shall and shall cause their Affiliates to take all necessary or desirable actions in connection with the consummation of such transaction, (A) to, as the Board of Directors may reasonably request, (x) convert the Parent to a corporate form in a tax-free transaction (except to the extent of taxable income or gain required to be recognized by a Seller in an amount that does not exceed the amount of cash or any property or rights (other than stock) received by such Seller upon the consummation of such transaction and/or any concurrent transaction), (y) accomplish the foregoing by effecting a transaction that is treated as the contribution of the Registrable Securities of the Parent into a newly formed “shell” corporation pursuant to Section 351 of the Code, with the result that each Seller shall hold capital stock of such surviving corporation or business entity (in each case, the “Parent”, and any reference in this Article X to the Parent also being a reference to the Parent, as applicable) or (z) take such action as is necessary to complete an offering in an up-C structure, and (B) to cause the Parent to assume all of the obligations of the Parent under this Article X.

(b)           Upon the approval of the Board of Directors that such action is necessary to preserve the benefits of “tacking” under Rule 144 of the Securities Act, such conversion or merger may be structured to occur without any action on the part of any Seller, and each Seller hereby consents in advance to any action that the Board of Directors shall deem necessary to accomplish such result.

(c)            In connection with an Initial Public Offering, all of the outstanding Units of the Parent shall automatically convert into shares of common stock of the Parent (the “Stock”) immediately prior to the consummation of the Initial Public Offering or at such other time as the Board of Directors may determine or shares of preferred stock that are the equivalent to shares of common stock but also contain a 4.99% beneficial ownership blocker in customary form so that the holder may neither convert or vote more than 4.99% of the outstanding voting stock of the Parent.

10.13     Registration Rights Agreement. The Parent and each of the Seller acknowledge and agree that in connection with and effective upon the consummation of a transaction referenced in Section 10.12, the Parent or any successor and each of the Seller will enter into a registration rights agreement on substantially the terms and conditions set forth in this Article X, mutatis mutandis.